Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties hereto, including, without limitation, requirements that the Parties take no action in violation of Massachusetts Cannabis Laws (as defined in Section 14 hereof) or the guidance or instruction of the regulator. This Agreement contains specific requirements and commitments by the Parties to maintain fully their respective compliance WITH the Massachusetts Cannabis Laws and the Regulator.

MERGER AND MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Merger and Membership Interests Purchase Agreement (this “Agreement”) is entered into as of April 16, 2021 (the “Effective Date”), by and among Jushi MA, Inc., a Massachusetts corporation (“Merger Sub”), Jushi Inc, a Delaware corporation (“Buyer”), Jushi Holdings Inc., a Canadian Corporation (“Parent”) solely with respect to Sections 1(e), 1(f), 3(b), 4, 13 and 14 Sammartino Investments LLC, a Delaware limited liability company (“Seller”), Nature’s Remedy of Massachusetts, Inc., a Massachusetts corporation (“NRM”), McMann LLC, a Massachusetts limited liability company (“McMann”), Valiant Enterprises, LLC, a Massachusetts limited liability company (“Valiant,” and, together with McMann, each a “Company” and collectively, the “Companies”), and solely with respect to Sections 6, 8(e), 8(g), 13 and 14 hereof, John Brady (“Brady”), Robert Carr (“Carr”) and Justin Lundberg (“Lundberg”, and together with Brady and Carr, each a “Seller Executive” and collectively the “Seller Executives”). Merger Sub, Buyer, Seller, NRM and each Company is each individually referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.            NRM is the recipient and holder in good standing of an Adult Use Marijuana Cultivation – Tier 4 / Indoor (20,001 – 30,000) license, registration number [***] (the “Cultivation License”), an Adult Use Marijuana Product Manufacturing license, registration number MP281524 (the “Manufacturing License”), two (2) Adult Use Marijuana Retail licenses for retail dispensaries in Tyngsborough, registration number [***] (the “Tyngsborough Retail License”), and Millbury, registration number [***] (the “Millbury Retail License”, and collectively with the Tyngsborough Retail License, the “Retail Licenses”), and one Medical License for medical cultivation and production in Lakeville, and medical retail in Millbury, registration number [***] (the “Medical License”) each issued by the Massachusetts Cannabis Control Commission (“CCC”);

B.            Seller owns one hundred percent (100%) of the issued and outstanding common stock of NRM (the “NRM Common Stock”);

C.            Buyer owns one hundred percent (100%) of the issued and outstanding common stock of Merger Sub (the “Merger Sub Common Stock”);

D.            Buyer is a wholly-owned subsidiary of Parent;

E.            In accordance with the provisions of Section 368(a)(2)(D) of the Code and the Massachusetts Business Corporation Act (M.G.L. Ch. 156D) (the “MBCA”), Merger Sub and NRM desire to consummate a merger whereby NRM will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving (Merger Sub, as the entity surviving the Merger, is sometimes referred to herein as the “Surviving Company”);

F.            The Board of Directors of NRM has adopted resolutions approving the execution of this Agreement and the consummation of the Transactions contemplated herein, and recommending that Seller (as NRM’s sole stockholder) adopt the plan of merger (as such term is used in the MBCA) contained in this Agreement;

G.            The Board of Directors of Merger Sub has adopted resolutions approving the execution of this Agreement and the consummation of the Transactions contemplated herein;

H.            McMann provides certain accounting, human resources, marketing, management and other administrative services to NRM (the “McMann Business”);

I.            Valiant owns or leases certain real property and equipment and provides use of such real property and equipment to NRM (the “Valiant Business”, and together with the McMann Business, the “Disregarded Entity Businesses”);

J.            Seller owns one hundred percent (100%) of the outstanding equity securities of each of the Companies (the “Company Interests”); and

K.            Simultaneously with the Merger, Buyer desires to purchase all of the issued and outstanding Company Interests from Seller (the “Company Interest Purchase”, and together with the Merger, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

AGREEMENT

ARTICLE 1

MERGER

(a)            The Merger. At the Effective Time and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA, NRM will be merged with and into Merger Sub, whereupon the separate corporate existence of NRM shall cease and Merger Sub shall continue as the Surviving Company.

(b)            Effect of the Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time and by reason of the Merger, all the property, rights, privileges, powers and franchises, and all and every other interest of NRM and Merger Sub, shall vest in the Surviving Company and all debts, Liabilities and duties of NRM and Merger Sub shall become the debts, Liabilities and duties of the Surviving Company.

(c)            Articles of Organization and Bylaws; Officers and Directors; Name. From and after the Effective Time:

(i)            The articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law;

(ii)            The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until amended in accordance with the provisions thereof, the articles of organization and Applicable Law;

(iii)            The directors and/or officers of Merger Sub serving immediately prior to the Effective Time shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in each case in accordance with the provisions of the articles of organization, the bylaws and Applicable Law; and

(iv)            The name of Surviving Company shall be “Jushi MA, Inc.” as provided in the articles of organization of the Merger Sub.

(d)            Effect of Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parties hereto:

(i)            each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be and remain one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company;

(ii)            each share of NRM Common Stock issued and outstanding immediately before the Effective Time, shall automatically be cancelled and shall cease to exist, and shall be converted solely into the right to receive a pro rata portion of the Merger Consideration;

(iii)            each share of NRM Common Stock that is held in the treasury of NRM or owned by NRM immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore; and

(iv)            Seller shall cease to have any rights with respect to the NRM Common Stock, except the right to receive the Merger Consideration as provided herein.

(e)            Merger Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Seller shall be entitled to receive cash and securities having an aggregate total value of Sixty-Five Million Dollars ($65,000,000) (subject to adjustment as provided in this Agreement) (the “Merger Consideration”), which shall be payable or issuable to Seller by Buyer or Parent, as applicable, as follows:

(i)            A number of shares of Parent Common Stock (the “Merger Stock Consideration”) equal to Fifty-Five Million Dollars ($55,000,000) divided by the Closing Parent Common Stock Price.

(ii)            Five Million Dollars ($5,000,000) evidenced by an unsecured promissory note issued by Buyer, NRM and Valiant (the “Merger Note Consideration”) bearing interest at the rate of eight percent (8%) per annum, with interest payable in cash quarterly and maturing sixty (60) months from the date of issuance thereof, at which time all principal and accrued but unpaid interest shall be due and payable (the “Note”); and

(iii)            Five Million Dollars ($5,000,000) in cash (the “Merger Cash Consideration”).

(f)            Additional Merger Consideration. In addition to the Merger Consideration, Parent may issue, and Seller may be entitled to receive, up to Ten Million Dollars ($10,000,000) worth of Parent Common Stock as additional consideration (the “Additional Merger Consideration”) as follows:

(A)            If a Tyngsborough Competitor does not open a Competing Tyngsborough Dispensary inside or outside the Prohibited Radius at any time during the First Milestone Period, Seller shall be entitled to receive, and Parent shall issue, a number of shares of Parent Common Stock equal to: (A) Five Million Dollars ($5,000,000); divided by (B) a price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the one (1) year anniversary of the Closing Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the Trading Day immediately preceding the one (1) year anniversary of the Closing Date.

(B)            If a Tyngsborough Competitor opens a Competing Tyngsborough Dispensary outside the Prohibited Radius at any time during the First Milestone Period (a “First Milestone Period Outside Opening Date”), Seller shall be entitled to receive, and Parent shall issue, a number of shares of Parent Common Stock equal to: (A) Ten Million Dollars ($10,000,000); divided by (B) a price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the First Milestone Period Outside Opening Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the Trading Day immediately preceding the First Milestone Period Outside Opening Date.

(C)            If a Tyngsborough Competitor opens a Competing Tyngsborough Dispensary inside the Prohibited Radius at any time during the First Milestone Period, Seller shall not be entitled to any Additional Stock Consideration whatsoever under this Agreement.

(D)            If a Tyngsborough Competitor does not open a Competing Tyngsborough Dispensary inside or outside the Prohibited Radius at any time during the First Milestone Period, on each monthly anniversary of the Closing Date during the Second Milestone Period (beginning on the thirteen (13) month anniversary of the Closing Date) during which a Tyngsborough Competitor does not open a Competing Tyngsborough Dispensary inside or outside the Prohibited Radius Seller shall accrue Two Hundred Seventy-Seven Thousand Seven Hundred and Seventy-Eight Dollars ($277,778) (each, a “Monthly Milestone Accrual”). On the eighteen (18), twenty-four (24) and thirty (30) month anniversaries of the Closing Date (each, a “Second Milestone Period Issuance Date”), and provided a Tyngsborough Competitor has not opened a Competing Tyngsborough Dispensary inside or outside the Prohibited Radius, Seller shall be entitled to receive, and Parent shall issue, a number of shares of Parent Common Stock equal to: (A) One Million Six Hundred Sixty-Six Thousand Six Hundred and Sixty-Eight Dollars ($1,666,668); divided by (B) a price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the applicable Second Milestone Period Issuance Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the on the Trading Day immediately preceding the applicable Second Milestone Period Issuance Date.

(E)            If a Tyngsborough Competitor opens a Competing Tyngsborough Dispensary outside the Prohibited Radius at any time during the Second Milestone Period (a “Second Milestone Period Outside Opening Date”), Seller shall be entitled to receive, and Parent shall issue, a number of shares of Parent Common Stock equal to: (A)(1) Five Million Dollars ($5,000,000); minus (2) the value of all Monthly Milestone Accruals for which Parent has issued Parent Common Stock (or which has been subject to a set-off in accordance with Section 10(h)(vi) hereof) prior to the Second Milestone Period Outside Opening Date; divided by (B) a price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the Second Milestone Period Outside Opening Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the on the Trading Day immediately preceding the Second Milestone Period Outside Opening Date.

(F)            If a Tyngsborough Competitor opens a Competing Tyngsborough Dispensary inside the Prohibited Radius at any time during the Second Milestone Period, (a “Second Milestone Period Inside Opening Date”), Seller shall be entitled to receive, and Parent shall issue, a number of shares of Parent Common Stock equal to: (A)(1) the value of all Monthly Milestone Accruals; minus (2) the value of all Monthly Milestone Accruals for which Parent has issued Parent Common Stock (or which has been subject to a set-off in accordance with Section 10(h)(vi) hereof) prior to the Second Milestone Period Inside Opening Date; divided by (B) a price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the Second Milestone Period Inside Opening Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the on the Trading Day immediately preceding the Second Milestone Period Inside Opening Date.

(G)            There shall be no partial Monthly Milestone Accruals. In the event a Second Milestone Period Inside Opening Date or a Second Milestone Period Outside Opening Date occurs on any day other than a monthly anniversary of the Closing Date, the value of all Monthly Milestone Accruals for purposes of Sections 1(f)(v) or Section 1(f)(vi) shall be the value of the Monthly Milestone Accruals as of the monthly anniversary of the Closing Date immediately preceding the Second Milestone Period Inside Opening Date or the Second Milestone Period Outside Opening Date, as the case may be.

(g)            Net Working Capital Adjustment to the Merger Consideration at Closing.

(i)            At least five (5) business days before the Closing Date, Seller shall prepare and deliver to Buyer a net working capital statement in the form attached hereto (the “NRM Net Working Capital Statement”) setting forth Seller’s estimate of the NRM Net Working Capital as of the Closing Date (the “NRM Estimated Closing Net Working Capital”), which shall take into account the results of the Inventory Count (as defined below), include each component item set forth on the NRM Net Working Capital Statement and be prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements. At least one (1) calendar day before the Closing Date, in connection with determining adjustments, if any, to the Inventory component of the NRM Estimated Closing Net Working Capital, Buyer and Seller shall jointly conduct a physical count of the Inventory of NRM, which amount shall be adjusted to reflect sales, the completion of Inventory and other relevant transactions between the time of such physical count and the Closing Date using standard accounting cutoff procedures, mutually agreed upon by Buyer and Seller, to arrive at a value which shall be deemed the Inventory of NRM as of the Closing Date (the “Inventory Count”).

(ii)            The term “NRM Estimated Closing Adjustment Amount” shall be an amount equal to the NRM Estimated Closing Net Working Capital minus the NRM Net Working Capital Target. If the NRM Estimated Closing Adjustment Amount is a positive number (the “NRM Positive Closing Net Working Capital Amount”), the Merger Cash Consideration shall be increased on a dollar-for-dollar basis by the NRM Positive Closing Net Working Capital Amount. If the NRM Estimated Closing Adjustment Amount is a negative number (the “NRM Negative Closing Net Working Capital Amount”), the Merger Cash Consideration shall be decreased on a dollar-for-dollar basis by the NRM Negative Closing Net Working Capital Amount.

(h)            NRM Indebtedness at Closing; NRM and Seller Transaction Expenses; NRM Taxes.

(i)            At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “NRM Closing Indebtedness Schedule”) that contains a complete and accurate statement of the Indebtedness of NRM as of the Closing Date (the “NRM Closing Indebtedness Amount”) together with wire transfer and other instructions for the payoff of such Indebtedness and payoff letters from each holder of such Indebtedness in form, scope and substance acceptable to Buyer. On the Closing Date, Buyer shall pay off all of the NRM Closing Indebtedness Amount reflected on the NRM Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness, and the Merger Cash Consideration shall be reduced by one hundred percent (100%) of the NRM Closing Indebtedness Amount.

(ii)            On the business day prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “NRM Transaction Expense Schedule”) that contains a complete and accurate statement of the NRM Transaction Expenses that will be unpaid as of the Closing Date, together with wire transfer instructions for payment of each NRM Transaction Expense. On the Closing Date, Buyer may elect, in its sole discretion, to pay all or any of the NRM Transaction Expenses reflected on the NRM Closing Indebtedness Schedule by wire transfers of immediately available funds. Notwithstanding Buyer’s election to pay all or any of the NRM Transaction Expenses on the Closing Date, the Merger Cash Consideration shall be decreased by one hundred percent (100%) of the NRM Transaction Expenses.

(iii)            On the business day prior to the Closing Date, Seller may elect to deliver to Buyer a schedule (the “Seller Transaction Expense Schedule”) that contains all or any Seller Transaction Expenses that Seller desires to have Buyer pay off at Closing, together with wire transfer instructions for the payment of any such Seller Transaction Expenses. On the Closing Date, Buyer shall (on behalf of Seller) pay the Seller Transaction Expenses reflected on the Seller Transaction Expense Schedule by wire transfers of immediately available funds, and the Merger Cash Consideration shall be decreased by the Seller Transaction Expenses actually paid off by Buyer at Closing.

(iv)            On the business day prior to the Closing Date, Seller shall deliver to Buyer a schedule that contains a complete and accurate statement of all Taxes owed by NRM as of the Closing Date, including without limitation all Taxes [***] (the “NRM Closing Tax Amount”). On the Closing Date, the Merger Cash Consideration shall be decreased by one hundred percent (100%) of the NRM Closing Tax Amount.

(i)            Reconciliation.

(i)            Buyer shall, within one hundred and twenty (120) days after the Closing Date (the “NRM Reconciliation Period”), verify the actual NRM Net Working Capital as of the Closing Date (the “NRM Closing Net Working Capital”), the NRM Closing Indebtedness Amount and the NRM Transaction Expenses (the “NRM Reconciliation Items”), in each case as of the Closing Date, using the Audited Financial Statements or such other financial or other documents as may be necessary or desirable in the reasonable discretion of Buyer. Buyer shall, on or prior to the last day of the NRM Reconciliation Period, provide Seller with a statement (an “NRM Reconciliation Statement”), which shall detail with reasonable specificity the actual value of each of the NRM Reconciliation Items as of the Closing Date. With respect to the determination of the actual value of the NRM Closing Net Working Capital, any Inventory that was valued as part of the NRM Estimated Closing Net Working Capital but is: (A) subject to a destruction order; or (B) indefinitely quarantined, in each case as of the Closing Date, shall be valued at Zero Dollars ($0).

(ii)            Seller shall have thirty (30) days (the “NRM Review Period”) from the date it receives an NRM Reconciliation Statement to review such NRM Reconciliation Statement and Buyer’s determination of the actual value of each of the NRM Reconciliation Items as of the Closing Date. During the NRM Review Period, Buyer will provide Seller (and its Representatives), promptly upon Seller’s request, with access to the Surviving Company’s books and records (and permit Seller and its Representatives to make copies thereof), employees and auditors, in each case as Seller may reasonably request for the purpose of reviewing and analyzing the NRM Reconciliation Statement and preparing a NRM Statement of Objections (as hereafter defined). All access provided by Buyer shall be in a manner that does not unreasonably interfere with the normal business operations of the Surviving Company, Buyer or any of their Affiliates. If any access desired by Seller would interfere with the normal business operations of the Surviving Company, Buyer or any of their Affiliates, Buyer may offer to provide access at reasonable alternative locations.

(iii)            On or prior to the last day of the NRM Review Period, Seller may object to Buyer’s determination of the actual value of any of the NRM Reconciliation Items as of the Closing Date by delivering to Buyer a written statement (a “NRM Statement of Objections”) setting forth the disputed NRM Reconciliation Items (each, a “NRM Disputed Reconciliation Item”) and describing with reasonable specificity the basis for Seller’s objection thereto. Any NRM Reconciliation Item not expressly objected to by Seller in a NRM Statement of Objections prior to the expiration of the NRM Review Period shall be deemed to have been accepted by Seller (each, an “NRM Accepted Reconciliation Item”). If Seller fails to deliver a NRM Statement of Objections before the expiration of the NRM Review Period, all NRM Reconciliation Items shall be deemed to be NRM Accepted Reconciliation Items.

(iv)            If Seller delivers an NRM Statement of Objections with respect to one or more NRM Disputed Reconciliation Items before the expiration of the NRM Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the NRM Statement of Objections from Seller to Buyer (the “NRM Resolution Period”), and, if all such objections are so resolved within the NRM Resolution Period, the NRM Reconciliation Statement, with such changes as may have been agreed in writing by Seller and Buyer, shall be final and binding on Seller and Buyer (and any other Person) for all purposes hereunder.

(v)            If Seller and Buyer fail to reach an agreement with respect to all of the NRM Disputed Reconciliation Items before expiration of the NRM Resolution Period, the remaining NRM Disputed Reconciliation Items shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants as may be mutually selected by Buyer and Seller (the “Independent Accountant”); provided that if the Buyer and Seller are unable to agree on an Independent Accountant within five (5) days following the end of the NRM Resolution Period, each shall, within two (2) days thereafter, select its own accounting firm, which together shall select the Independent Accountant which, acting as experts only and not as arbitrators with any authority to interpret any provision of this Agreement, shall resolve the issues underlying the NRM Disputed Reconciliation Items only and make any corresponding adjustments to the NRM Reconciliation Statement. Buyer and Seller agree that all adjustments shall be made without regard to materiality. The decision of the Independent Accountant with respect to each NRM Disputed Reconciliation Item must be within the range of values assigned to each such item by Buyer and Seller in the NRM Reconciliation Statement and the NRM Statement of Objections, respectively.

(vi)            The Independent Accountant shall make a determination as soon as practicable and in any event within thirty (30) days (or such other period of time as the Parties shall agree in writing) after its engagement, and its resolution of the NRM Disputed Reconciliation Items and its corresponding adjustments to the NRM Reconciliation Statement shall be conclusive and binding on all Parties (and any other Person) for all purposes hereunder absent fraud or gross negligence. Upon resolution of a NRM Disputed Reconciliation Item by the Independent Accountant, such NRM Disputed Resolution Item shall thereafter be deemed to be an NRM Accepted Reconciliation Item. Judgment on the determination of the Independent Accountant may be entered by any state court of competent jurisdiction located in the Commonwealth of Massachusetts.

(vii)            The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding the foregoing, upon resolution of each NRM Disputed Reconciliation Item, Buyer and Seller shall true-up all payments made to the Independent Accountant such that Buyer and Seller have each paid an amount inverse to the aggregate proportion by which the Independent Accountant resolves each of the NRM Disputed Reconciliation Items in favor of one Buyer or Seller. By way of example, but not by way of limitation, if the NRM Disputed Reconciliation Items represent a total amount in controversy of One Hundred Thousand Dollars ($100,000) to be determined by the Independent Accountant and the Independent Accountant determines that Buyer prevails with respect to Eighty Thousand Dollars ($80,000) in the aggregate and Seller prevails with respect to Twenty Thousand Dollars ($20,000) in the aggregate, then Buyer would pay twenty percent (20%) of the Independent Accountant’s fees and expenses and Seller would pay eighty percent (80%) of the Independent Accountant’s fees and expenses.

(viii)            Upon all NRM Reconciliation Items becoming NRM Accepted Reconciliation Items in accordance with this Section 1(i): (A) if it is determined, on aggregate, that the Merger Consideration paid by Buyer to Seller on the Closing Date was less than it should have been, Buyer shall pay to Seller, in cash, the difference between the aggregate amounts owed to Seller on the Closing Date as determined in accordance with this Section 1(i) and the actual amount paid by Buyer to Seller on the Closing Date; and (B) if it is determined, on aggregate, that the Merger Consideration paid by Buyer to Seller on the Closing Date was more than it should have been, Buyer shall be entitled to decrease the Merger Note Consideration (by reducing the principal amount of the Note) by the difference between the amount paid by Buyer to Seller on the Closing Date and the actual amount owed to Seller on the Closing Date as determined in accordance with this Section 1(i). Any excess amount owed by Seller to Buyer beyond the Merger Note Consideration pursuant to this Section 1(i) shall be paid by Seller to Buyer, in cash, by wire transfer of immediately available funds. All payments pursuant to this Section 1(i) shall be made within thirty (30) days of the date the last NRM Reconciliation Item becomes an NRM Accepted Reconciliation Item.

(j)            Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise the Surviving Company’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of NRM as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of NRM, all such deeds, bills of sale, assignments, assurances or other actions or things and to take and do, in the name and on behalf of NRM or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Company or otherwise to carry out the intent of this Agreement.

(k)            True-Up. In the event all decreases to the Merger Consideration made pursuant to this Section 1 exceed the Merger Cash Consideration, Seller shall pay the difference to Buyer, in cash, by wire transfer of immediately available funds or such other methods as the parties may agree in writing.

ARTICLE 2

Purchase and Sale of Company Interests

(a)            Purchase and Sale of Company Interests. Upon the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests, free and clear of any Liens.

(b)            Consideration. As consideration for the sale, conveyance, transfer, assignment and delivery of the Company Interests by Seller, on the Closing Date Buyer shall pay to Seller (subject to adjustment as provided in this Agreement) an aggregate purchase price of Thirty-Five Million Dollars ($35,000,000) in cash (the “Company Interest Purchase Consideration”, and together with the Merger Consideration, the “Purchase Price”).

(c)            Net Working Capital Adjustment to the Company Interest Purchase Consideration at Closing.

(i)            At least five (5) business days before the Closing Date, Seller shall prepare and deliver to Buyer a net working capital statement in the form attached hereto (the “Companies Net Working Capital Statement”) setting forth Seller’s estimate of the Companies Net Working Capital as of the Closing Date (the “Companies Estimated Closing Net Working Capital”), which shall include each component item set forth on the Companies Net Working Capital Statement and be prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements.

(ii)            The “Companies Estimated Closing Adjustment Amount” shall be an amount equal to the Companies Estimated Closing Net Working Capital minus the Companies Net Working Capital Target. If the Companies Estimated Closing Adjustment Amount is a positive number (the “Companies Positive Closing Net Working Capital Amount”), the Company Interest Purchase Consideration shall be increased on a dollar-for-dollar basis by the Companies Positive Closing Net Working Capital Amount. If the Companies Estimated Closing Adjustment Amount is a negative number (the “Companies Negative Closing Net Working Capital Amount”), the Company Interest Purchase Consideration shall be decreased on a dollar-for-dollar basis by the Companies Negative Closing Net Working Capital Amount.

(d)            Indebtedness of the Companies at Closing; Transaction Expenses of the Companies; Taxes of the Companies.

(i)            At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “Companies Closing Indebtedness Schedule”) that contains a complete and accurate statement of the aggregate Indebtedness of the Companies as of the Closing Date (the “Companies Closing Indebtedness Amount”) together with wire transfer and other instructions for the payoff of such Indebtedness and payoff letters from each holder of such Indebtedness in form, scope and substance acceptable to Buyer. On the Closing Date, Buyer shall pay off all of the Companies Closing Indebtedness Amount reflected on the Companies Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness, and the Company Interest Purchase Consideration shall be reduced by one hundred percent (100%) of the Companies Closing Indebtedness Amount.

(ii)            On the business day prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “Companies Transaction Expense Schedule”) that contains a complete and accurate statement of the Companies Transaction Expenses that will be unpaid as of the Closing Date, together with wire transfer instructions for payment of the Companies Transaction Expenses. On the Closing Date, Buyer may elect, in its sole discretion, to pay all or any of the Companies Transaction Expenses reflected on the Companies Transaction Expense Schedule by wire transfers of immediately available funds. Notwithstanding Buyer’s election to pay all or any of the Companies Transaction Expenses on the Closing Date, the Company Interest Purchase Consideration shall be reduced by one hundred percent (100%) of the Companies Transaction Expenses.

(iii)            On the business day prior to the Closing Date, Seller shall deliver to Buyer a schedule that contains a complete and accurate statement of all Taxes owed by Seller pursuant to Seller’s ownership of each Company as of the Closing Date, including without limitation all Taxes [***] (the “Companies Closing Tax Amount”). On the Closing Date, the Membership Interest Purchase Consideration shall be reduced by one hundred percent (100%) of the Companies Closing Tax Amount.

(e)           Reconciliation.

(i)            Buyer shall, within one hundred and twenty (120) days after the Closing Date (the “Companies Reconciliation Period”), verify the actual Companies Net Working Capital (the “Companies Closing Net Working Capital”), the Companies Closing Indebtedness Amount and the Companies Transaction Expenses (the “Companies Reconciliation Items”), in each case as of the Closing Date, using the Audited Financial Statements or such other financial or other documents as may be necessary or desirable in the reasonable discretion of Buyer. Buyer shall, on or prior to the last day of the Companies Reconciliation Period, provide Seller with a statement (the “Companies Reconciliation Statement”), which shall detail with reasonable specificity the actual value of each of the Companies Reconciliation Items as of the Closing Date.

(ii)            Seller shall have thirty (30) days (the “Companies Review Period”) from the date it receives the Companies Reconciliation Statement to review the Companies Reconciliation Statement and Buyer’s determination of the actual value of each of the Companies Reconciliation Items as of the Closing Date. During the Companies Review Period, Buyer will provide Seller (and its Representatives), promptly upon Seller’s request, with access to the Companies’ books and records (and permit Seller and its Representatives to make copies thereof), employees and auditors, in each case as Seller may reasonably request for the purpose of reviewing and analyzing the Companies Reconciliation Statement and preparing a Companies Statement of Objections (as hereafter defined). All access provided by Buyer shall be in a manner that does not unreasonably interfere with the normal business operations of either Company, Buyer or any of their Affiliates. If any access desired by Seller would interfere with the normal business operations of either Company, Buyer or any of their Affiliates, Buyer may offer to provide access at reasonable alternative locations.

(iii)            On or prior to the last day of the Companies Review Period, Seller may object to Buyer’s determination of the actual value of any of the Companies Reconciliation Items as of the Closing Date by delivering to Buyer a written statement (a “Companies Statement of Objections”) setting forth the disputed Companies Reconciliation Items (each, a “Companies Disputed Reconciliation Item”) and describing with reasonable specificity the basis for Seller’s objection thereto. Any Companies Reconciliation Item not expressly objected to by Seller in a Companies Statement of Objections prior to the expiration of the Companies Review Period shall be deemed to have been accepted by Seller (each, an “Companies Accepted Reconciliation Item”). If Seller fails to deliver a Companies Statement of Objections before the expiration of the Companies Review Period, all Companies Reconciliation Items shall be deemed to be Companies Accepted Reconciliation Items.

(iv)            If Seller delivers a Companies Statement of Objections with respect to one or more Companies Disputed Reconciliation Items before the expiration of the Companies Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Companies Statement of Objections from Seller to Buyer (the “Companies Resolution Period”), and, if all such objections are so resolved within the Companies Resolution Period, the Companies Reconciliation Statement, with such changes as may have been agreed in writing by Seller and Buyer, shall be final and binding on Seller and Buyer (and any other Person) for all purposes hereunder.

(v)            If Seller and Buyer fail to reach an agreement with respect to all of the Companies Disputed Reconciliation Items before expiration of the Companies Resolution Period, the remaining Companies Disputed Reconciliation Items shall be submitted to an Independent Accountant selected in the same manner as set forth in Section 1(i)(v), and such Independent Accountant shall resolve the issues underlying the Companies Disputed Reconciliation Items only and make any corresponding adjustments to the Companies Reconciliation Statement. Buyer and Seller agree that all adjustments shall be made without regard to materiality. The decision of the Independent Accountant with respect to each Companies Disputed Reconciliation Item must be within the range of values assigned to each such item by Buyer and Seller in the Companies Reconciliation Statement and the Companies Statement of Objections, respectively.

(vi)            The Independent Accountant shall make a determination as soon as practicable and in any event within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Companies Disputed Reconciliation Items and its corresponding adjustments to the Companies Reconciliation Statement shall be conclusive and binding on all Parties (and any other Person) for all purposes hereunder absent fraud or gross negligence. Upon resolution of a Companies Disputed Reconciliation Item by the Independent Accountant, such Companies Disputed Resolution Item shall thereafter be deemed to be a Companies Accepted Reconciliation Item. Judgment on the determination of the Independent Accountant may be entered by any state court of competent jurisdiction located in the Commonwealth of Massachusetts.

(vii)            The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding the foregoing, upon resolution of each Companies Disputed Reconciliation Item, Buyer and Seller shall true-up all payments made to the Independent Accountant such that Buyer and Seller have each paid an amount inverse to the aggregate proportion by which the Independent Accountant resolves each of the Companies Disputed Reconciliation Items in favor of one Buyer or Seller. By way of example, but not by way of limitation, if the Companies Disputed Reconciliation Items represent a total amount in controversy of One Hundred Thousand Dollars ($100,000) to be determined by the Independent Accountant and the Independent Accountant determines that Buyer prevails with respect to Eighty Thousand Dollars ($80,000) in the aggregate and Seller prevails with respect to Twenty Thousand Dollars ($20,000) in the aggregate, then Buyer would pay twenty percent (20%) of the Independent Accountant’s fees and expenses and Seller would pay eighty percent (80%) of the Independent Accountant’s fees and expenses.

(viii)            Upon all Companies Reconciliation Items becoming Companies Accepted Reconciliation Items in accordance with this Section 2(e): (A) if it is determined, on aggregate, that the Company Interest Purchase Consideration paid by Buyer to Seller on the Closing Date was less than it should have been, Buyer shall pay to Seller, in cash, the difference between the aggregate amounts owed to Seller on the Closing Date as determined in accordance with this Section 2(e) and the actual amount paid by Buyer to Seller on the Closing Date; and (B) if it is determined, on aggregate, that the Company Interest Purchase Consideration paid by Buyer to Seller on the Closing Date was more than it should have been, Buyer shall be entitled to decrease the Merger Note Consideration (by reducing the principal amount of the Note) by the difference between the amount paid by Buyer to Seller on the Closing Date and the actual amount owed to Seller on the Closing Date as determined in accordance with this Section 2(e). Any excess amount owed by Seller to Buyer beyond the Merger Note Consideration pursuant to this Section 2(e) shall be paid by Seller to Buyer, in cash, by wire transfer of immediately available funds. All payments pursuant to this Section 2(e) shall be made within thirty (30) days of the date the last Company Interest Purchase Consideration Reconciliation Item becomes a Company Interest Purchase Consideration Accepted Reconciliation Item.]

ARTICLE 3

CLOSING

(a)            Closing and Effective Time of Merger. The closing of the Merger (the “Merger Closing”) and the closing of the Company Interests Purchase (the “Company Interest Purchase Closing”, and together with the Merger Closing, the “Closing”) will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of all the conditions set forth in Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or on such other date as Buyer and Seller may mutually determine in writing (the “Closing Date”). Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, NRM and Merger Sub shall cause articles of merger or other appropriate documents (the “Articles of Merger”) to be executed and filed with the Secretary of the Commonwealth for the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required to make the Merger effective (including, without limitation, the filing of an annual report by NRM if necessary). The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of the Commonwealth for the Commonwealth of Massachusetts or such other date and time as is agreed upon by NRM and Merger Sub and specified in the Articles of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”). Both the Merger Closing and the Company Interest Purchase Closing will be deemed to have occurred at 12:01 a.m., Eastern Prevailing Time, on the Closing Date, and shall be deemed to have occurred simultaneously or in immediate succession.

(b)            Deliveries at Closing. At the Closing: (i) Seller, NRM or either Company, as the case may be, shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 9(a), and (ii) Parent or Buyer, as the case may be, shall deliver to Seller the Purchase Price (as adjusted in accordance with the terms hereof) and the various certificates, instruments, and documents referred to in Section 9(b).

(c)            Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold from the Purchase Price under any provision of Applicable Law pertaining to Taxes. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE 4

Representations and Warranties of

PARENT, Buyer and Merger Sub

Parent, Buyer and Merger Sub jointly and severally represent and warrant to Seller that the statements contained in this Section 4 are correct and complete as of the Effective Date and, except as otherwise permitted herein, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 4).

(a)            Organization. Each of Parent, Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of Parent, Buyer and Merger Sub has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets and, subject to the terms and conditions of this Agreement, to consummate the Transactions.

(b)            Authorization of Transactions. Each of Parent, Buyer and Merger Sub has full corporate power and authority, and has taken all action necessary to authorize, execute and deliver this Agreement and to perform its obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by Parent, Buyer and Merger Sub and constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(c)            No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each of Parent, Buyer, and Merger Sub of its obligations hereunder do not, and will not, result in or constitute: (i) a violation of or a conflict with any provision of its organizational documents, (ii) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract or agreement to which it is a party, or (iii) a violation by it of any Applicable Law.

(d)            Consents and Approvals. Except as otherwise set forth herein, no consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be made or obtained by Parent, Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

(e)            Brokers’ Fees. Neither Parent, Buyer nor Merger Sub has, or will have, any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

(f)            Parent Common Stock. All Parent Common Stock shall be validly issued, fully paid and nonassessable Class B Subordinate Voting Shares of Parent, each of which will be free and clear of all Liens other than as stated herein or imposed by Applicable Law (including without limitation the Securities Laws).

ARTICLE 5

Representations and Warranties of

Seller, NRM and EACH Company

Seller, NRM and the Companies, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5 are correct and complete as of the Effective Date, except as set forth in the disclosure schedule delivered by Seller to Buyer on the Effective Date (the “Disclosure Schedule”). Seller, NRM, and the Companies, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 5) subject only to matters expressly permitted herein.

(a)            Organization.

(i)            Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Seller has full limited liability company power and authority to conduct its business as presently being conducted and to own and lease its properties and assets and, subject to the terms and conditions of this Agreement, to consummate the Transactions.

(ii)            NRM is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. NRM is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. NRM has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets and, subject to the terms and conditions of this Agreement, to consummate the Transactions.

(iii)            Each of McMann and Valiant is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. Each of McMann and Valiant is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of McMann and Valiant has full limited liability company power and authority to conduct its business as presently being conducted and to own and lease its properties and assets and, subject to the terms and conditions of this Agreement, to consummate the Transactions.

(b)            Authorization of Transactions.

(i)            Seller has full limited liability company power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and to perform its obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(ii)            NRM has full corporate power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and to perform its obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by NRM and constitutes a legal, valid and binding obligation of NRM enforceable against NRM in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(iii)            Each of McMann and Valiant has full limited liability company power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and to perform their respective obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by each of McMann and Valiant and constitute a legal, valid and binding obligation of McMann and Valiant enforceable against McMann and Valiant in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(c)            No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transactions, and the performance by Seller, NRM, and each Company of their respective obligations hereunder do not, and will not, result in or constitute: (i) a violation of or conflict with any provision of the organizational or other governing documents of Seller, NRM, or either Company, (ii) except as set forth on Schedule 5(c) of the Disclosure Schedule, a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any Material Contract to which it is a party, (iii) a violation by Seller, NRM, or either Company of any Applicable Law; or (iv) an imposition of any Lien (other than a Permitted Liens) on any of the NRM Common Stock, the Company Interests, or any of the assets of NRM or the Companies.

(d)            Consents and Approvals. Subject to obtaining any third-party approvals expressly required herein and except as set forth on Schedule 5(d) of the Disclosure Schedule, (i) NRM has or will have on or before the Closing Date, the full and unrestricted power to complete the Merger with Merger Sub; (ii) Seller has or will have on or before the Closing Date, the full and unrestricted power to sell, convey, assign, transfer and deliver the Company Interests to Buyer on the Closing Date, and (iii) no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller, NRM or either Company in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing Date of any Permit or Material Contract of NRM or either Company, as applicable.

(e)            Investment - Parent Common Stock. Seller understands that the Parent Common Stock have not been registered under the Securities Act or any other applicable state or Canadian securities laws (collectively, “Securities Laws”), and that the Parent Common Stock are being offered and issued pursuant to an exemption from registration pursuant to the Securities Laws. Seller acknowledges that Parent and Buyer will rely on Seller’s representations, warranties and certifications set forth below for purposes of determining Seller’s suitability as an investor in the Parent Common Stock and for purposes of confirming the availability of any exemption from registration requirements. Seller has received all the information Seller considers necessary or appropriate for deciding whether to acquire the Parent Common Stock. Seller understands the risks involved in an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Parent regarding the Parent Common Stock and the business, properties, prospects, and financial condition of Parent and Buyer, and to obtain such additional information (to the extent Parent or Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to assist the Seller in verifying the accuracy of any information furnished to such Seller or to which such Seller had access. Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Parent Common Stock. Seller is purchasing the Parent Common Stock for its own account and not for the benefit of any other Person, and not with a view towards their resale or distribution (as such terms are defined or interpreted in connection with the Securities Laws). The certificates representing the Parent Common Stock (and any replacement certificate issued prior to the expiration of the applicable hold periods), or ownership statements issued under a direct registration system or other electronic book-based or book-entry system, will bear the following legends or substantially similar legends in accordance with the Securities Laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF EXCEPT (A) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT, (B) IN COMPLIANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE US STATE SECURITIES LAWS, (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE US STATE LAWS, OR (D) IN A TRANSACTION THAT IS REGISTERED UNDER THE 1933 ACT, AND, IN THE CASE OF (A), (B) AND (C) ABOVE THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.”

“DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA OR ELSEWHERE. UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [FOUR MONTHS PLUS ONE DAY FOLLOWING CLOSING].”

Seller acknowledges that: (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Parent Common Stock issuable to it pursuant to this Agreement and with respect to the resale restrictions, as applicable, imposed by the applicable Securities Laws; (ii) no representation has been made respecting the applicable hold periods imposed by the Securities Laws or other resale restrictions applicable to the Parent Common Stock which restrict the ability of Seller to resell such securities; (iii) Seller is solely responsible to find out what these restrictions, are; (iv) Seller is solely responsible (and the Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) Seller is aware that it may not be able to resell the Parent Common Stock, except in accordance with limited exemptions under the Securities Laws. Seller acknowledges that Seller may be required to provide the Parent with certain personal information which may be collected for the purposes of completing the issuance of the Parent Common Stock, which includes, without limitation, determining the eligibility of the Seller to acquire the Parent Common Stock under applicable Securities Laws, preparing and registering certificates (if any) representing the Parent Common Stock and completing regulatory filings required by the applicable securities commissions. Accordingly, information of the Seller which is required (in the reasonable discretion of Buyer) to be disclosed by Buyer or Parent may be disclosed to: (A) stock exchanges, securities commissions or other securities regulatory authorities, (B) Parent’s transfer agent, or (C) any of the other parties involved in the transactions contemplated by this Agreement who have a need to know such information, including legal counsel. Seller hereby consents to the foregoing collection, use and disclosure of its personal information.

(f)            Capitalization. Seller owns one hundred percent (100%) of the issued and outstanding NRM Common Stock and (100%) of the issued and outstanding Company Interests, all free and clear of any restrictions on transfer (except for restrictions imposed by the Securities Laws), Taxes and Liens. The NRM Common Stock has been duly authorized and validly issued by NRM and have been issued in compliance with applicable Securities Laws. The Company Interests have been duly authorized and validly issued by Valiant and McMann, as applicable, and have been issued in compliance with applicable Securities Laws. There are no outstanding equity interests of NRM other than the Common Stock. There are no other equity interests of either Company other than the Company Interests. There are no outstanding convertible or exchangeable securities or options, warrants or other rights relating to the equity interests of NRM or either Company (including, without limitation, any NRM Common Stock or any Company Interests). There are no agreements of any kind relating to the issuance of any equity interests of NRM or either Company (including, without limitation, any NRM Common Stock or any Company Interests), or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of NRM or either of the Companies (including, without limitation, the NRM Common Stock and the Company Interests).

(g)            Brokers’ Fees. Except for Greenvision LLC and Canaccord Genuity Corp. (collectively, “Seller’s Brokers”), neither Seller, NRM nor either Company has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions. Seller is responsible for the entire amount of Liabilities owed to Seller’s Brokers in connection with the Transactions.

(h)            Title to Assets. Except for Permitted Liens, NRM and each Company has good and marketable title to, or a valid leasehold interest in, all of its respective properties and assets free and clear of all Liens.

(i)            Subsidiaries. Neither NRM nor either Company has any subsidiaries.

(j)            Financial Statements. Schedule 5(j) to the Disclosure Schedule contains the following consolidated and combined financial statements of NRM and the Companies (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in members’ and stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2020 (the “Most Recent Fiscal Year End”); (ii) unaudited combined and consolidating balance sheets and statements of income, changes in members’ and stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended February 28, 2021 (the “Most Recent Fiscal Month End”); and (iii) pro forma unaudited balance sheets and statements of income, changes in members’ and stockholders’ equity, and cash flow as of and for the month ended February 28, 2021, excluding [***]. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (as modified by NRM’s and the Companies’ usual and customary accounting practices) throughout the periods covered thereby, present fairly the financial condition of NRM and the Companies, respectively, as of such dates and the results of operations of NRM and the Companies, respectively, for such periods, are materially correct and complete, and are consistent with the books and records of NRM and the Companies, respectively; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(k)            Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 5(k) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change to NRM and the Companies (or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions). Without limiting the generality of the foregoing, and except as set forth on Schedule 5(k) of the Disclosure Schedule, since that date:

(i)            neither NRM nor either Company has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(ii)            neither NRM nor either Company has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(iii)            no party (including NRM and each Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which NRM or either Company is a party or by which NRM or either Company is bound involving more than $25,000;

(iv)            neither NRM nor either Company has imposed any Liens upon any of its assets, tangible or intangible;

(v)            neither NRM nor either Company has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi)            neither NRM nor either Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(vii)            neither NRM nor either Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness either involving more than $10,000 singly or $50,000 in the aggregate;

(viii)            neither NRM nor either Company has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

(ix)            neither NRM nor either Company has cancelled, compromised, waived, or released any right or Claim (or series of related rights and/or Claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(x)            neither NRM nor either Company has transferred, assigned, or granted any license, sublicense, agreement, covenant not to sue, or permission with respect to its Intellectual Property;

(xi)            neither NRM nor either Company has abandoned, permitted to lapse or failed to maintain in full force and effect any registration of any of its Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in its Intellectual Property;

(xii)            there has been no change made or authorized in the organizational documents of NRM or either Company;

(xiii)            NRM has not issued, sold, or otherwise disposed of any NRM Common Stock or other NRM equity or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any NRM Common Stock or other NRM equity;

(xiv)            neither Company has issued, sold, or otherwise disposed of any of its respective Company Interests or other respective Company equity or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its respective Company Interests or other respective Company equity;

(xv)            neither NRM nor either Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property or assets;

(xvi)            neither NRM nor either Company has made any loan to, or entered into any other transaction with, any of its directors, officers, members or managers;

(xvii)            neither NRM nor either Company has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or become bound by any collective bargaining relationship;

(xviii)            neither NRM nor either Company has granted any increase in the base compensation of any of its directors, officers, managers or members;

(xix)            neither NRM nor either Company has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or members;

(xx)            neither NRM nor either Company has made any other change in employment terms for any of its directors, officers, managers or members;

(xxi)            neither NRM nor either Company has implemented any employee layoff or plant closing implicating or that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance;

(xxii)            neither NRM nor either Company has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxiii)            neither NRM nor either Company has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiv)            neither NRM nor either Company has made any loans or advances of money;

(xxv)            neither NRM nor either Company has taken any action that would reasonably be expected to prevent or materially delay the consummation of the Transaction;

(xxvi)            neither NRM nor either Company has formed any new funds, partnerships or joint ventures;

(xxvii)            there has not been any Material Adverse Change to NRM and the Companies, or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions;

(xxviii)            neither Seller, NRM nor either Company has disclosed any Confidential Information of NRM or any Company to any unaffiliated third party without a non-disclosure agreement in place; and

(xxix)            neither Seller, NRM nor either Company has committed to do any of the foregoing.

(l)            Undisclosed Liabilities. Except for Liabilities solely between or among NRM and the Companies, neither NRM nor either Company has any Liability to Seller or any other Person (and to the Knowledge of Seller, NRM, and each Company there is no basis for any present or future Claim against any of them giving rise to any Liability) by any Person, except for: (i) Liabilities set forth on the Most Recent Balance Sheet, and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Applicable Law).

(m)            Legal Compliance; Permits.

(i)            NRM, the Companies, and their respective predecessors and Affiliates have complied and are currently in substantial compliance with all Applicable Laws and Permits, and to the Knowledge of Seller, NRM, and each Company, no Claim has been filed or commenced against any of them alleging any failure so to comply.

(ii)            NRM and each Company holds in good standing all Permits required for the lawful conduct of their respective businesses within the Commonwealth of Massachusetts and corresponding local jurisdictions, as presently conducted, or necessary for the lawful ownership and/or lease of their properties and assets or the operation of their businesses as presently conducted. No notices have been received by Seller, NRM or either Company alleging the failure to hold any Permit from any Governmental Authority. No violations have been experienced, noted or recorded against Seller, NRM or either Company or any Permits held by any of NRM or either Company. All Permits held by NRM and each Company are in full force and effect. NRM and each Company is in compliance with all terms and conditions of all its respective Permits and is not subject to any current, pending or Claim with respect to any Permits (including, without limitation, those threatening to revoke or limit any of the Permits held by NRM or either Company) and neither Seller, NRM nor either Company has any Knowledge of any valid basis for any of the foregoing. Any application for the renewal or extension of any Permit which is due prior to the Closing Date shall be timely made or filed by Seller, NRM and/or the applicable Company, as necessary, at Seller’s NRM’s and/or the applicable Company’s sole expense, with Buyer’s assistance, prior to the Closing Date.

(iii)            Schedule 5(m)(iii) of the Disclosure Schedule identifies all Permits held by NRM or either Company and which is currently in effect, and specifies the Person that holds each Permit. Buyer has been supplied with a correct and complete copy of each Permit issued to NRM or either Company and which is currently in effect.

(iv)            Seller, NRM and each Company have duly and timely filed and complied with all Applicable Laws relating to reports, certifications, declarations, individuals and/or entities with direct or indirect control (as those terms are defined in and by the Massachusetts Cannabis Laws) disclosures, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by an Applicable Laws, have been updated properly and completely.

(v)            Neither NRM, either Company nor any Representative or other Person acting or purporting to act on behalf of NRM or either Company has directly or indirectly: (A) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds, (B) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (C) made any direct or indirect unlawful payment to any domestic government official or employee from its funds; (D) established or maintained any unrecorded fund or asset, (E) concealed or mischaracterized an illegal or unauthorized payment or receipt, (F) knowingly made a false entry in the business records or (G) committed or participated in any act which is illegal or could subject NRM, either Company, Buyer or any of Buyer’s Affiliates (including without limitation Parent) to fines, penalties or other sanctions.

(n)            Taxation.

(i)            Except as set forth on Schedule 5(n)(i) of the Disclosure Schedule, (A) all Tax Returns relating to NRM or either Company has been timely filed, (B) all such Tax Returns are true, correct and complete in all material respects (including without limitation in compliance with Section 280E of the Code, (C) all Taxes required to have been withheld and paid by NRM or either Company, or by Seller with respect to the Disregarded Entity Businesses in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been properly withheld and paid, and all Forms W-2 and 1099 (or similar Tax Return) required with respect thereto have been properly completed and filed, (D) all Taxes required to have been paid by NRM or either Company or by Seller with respect to the Disregarded Entity Businesses (whether or not shown on any Tax Return) have been paid (and such Taxes have been paid consistent with Section 280E of the Code), (E) none of Seller, NRM nor either Company has executed any waiver of any statute of limitations or any extension of the period for the assessment or collection of any Tax with respect to NRM, either Company or the Disregarded Entity Businesses, (F) no written notice has been received by NRM, either Company or Seller with respect to the Disregarded Entity Businesses and no Claim has been made within the past five (5) years by any Governmental Authority in any jurisdiction where NRM or either Company do not file Tax Returns that NRM or either Company is or may be subject to taxation by that jurisdiction, (G) there is no Claim concerning any Tax liability of NRM or either Company or with respect to the Disregarded Entity Businesses either claimed or raised by any Governmental Authority in writing, and (H) neither Seller, NRM nor either Company has waived any Tax related statute of limitations with respect to NRM, either Company or the Disregarded Entity Businesses which period (after giving effect to such waiver) has not yet expired.

(ii)            The Most Recent Balance Sheet reflects Liabilities and reserves (in accordance with GAAP, as modified by NRM’s and the Companies’ usual and customary accounting practices) for all Taxes of NRM and each Company through the date of the Most Recent Financial Statements.

(iii)            Neither NRM nor either Company is a party to, or bound by, or has any obligation under or potential Liability with respect, any Tax allocation, Tax sharing or Tax indemnification agreement or similar contract or arrangement. Neither NRM nor either Company has any Liability for Taxes of any other Person under the Code or any provisions of any Applicable Law, as a transferee or successor, or by any contract which deals primarily with Taxes. There are no Liens for Taxes (other than Permitted Liens), upon the assets of NRM or either Company or upon the NRM Common Stock or any Company Interests.

(iv)            Neither NRM nor either Company has filed, and does not have pending, any ruling requests with any taxing authority, including any request to change any accounting method.

(v)            Neither NRM nor either Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(vi)            At all times since their dates of organization, (1) Neither NRM nor either Company has been a member of an affiliated group (as defined in Section 1504(a) of the Code or corresponding provision of state, local or non-U.S. Applicable Law) or filed or been included in a consolidated, combined or unitary federal or state income Tax Return (other than a consolidated, combined or unitary Tax Return of which a Company was the common parent), and (2) Neither NRM nor either Company has had any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(vii)            At all times since their dates of organization, McMann and Valiant have been classified under Treasury Regulation Section 301.7701-2(a) as disregarded entities for federal and state income Tax purposes,

(viii)            Neither NRM, either Company nor Buyer will be required to include any amount in, or exclude any item of deduction from, income for any Tax period ending after the Closing Date as a result of a change in accounting method made in any Pre-Closing Tax Period with respect to any such Pre-Closing Tax Period. Except as set forth in Schedule 5(n)(viii) of the Disclosure Schedule, neither NRM, either Company nor Buyer will be required to include in any Tax period or portion thereof after the Closing Date any item of income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, a change in method of accounting for a taxable period ending on or before the Closing Date, use of any improper method of accounting for a taxable period ending on or before the Closing Date, an election under Section 108(i) of the Code, any prepaid amount received or paid on or prior to the Closing Date by NRM or either Company, or a “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date.

(ix)            Neither NRM, either Company nor Seller has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation§ 1.6011-4(b)(2). Seller, NRM and each Company have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Applicable Law and are in possession of supporting documentation as may be required under any such provision.

(x)            Schedule 5(n)(x) of the Disclosure Schedule lists all material Tax holidays, abatements, exemptions, incentives and similar grants made or awarded to NRM or either Company by any Tax authority or other Governmental Authority, and NRM and each Company has complied, in all material respects, with all terms and conditions related thereto, does not have any outstanding Tax Liabilities thereunder and will not incur any Liabilities thereunder as a result of the Transaction.

(xi)            Neither NRM nor either Company has, nor have they ever had, a permanent establishment in any country outside the United States, nor have NRM or either Company been subject to Tax in a jurisdiction outside the United States. Neither NRM nor either Company has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither NRM nor either Company has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(xii)            The Seller is a “United States person” as such term is used in Section 1445 of the Code.

(xiii)            Neither NRM, either Company nor Seller has, directly or indirectly, sought, pursued, applied for, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (A) the CARES ACT; (B) any government program established or expanded thereunder, related thereto or funded thereby; or (C) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto, including without limitation: (1) the U.S. Small Business Administration’s Economic Injury Disaster Loan program; (2) the U.S. Small Business Administration’s Paycheck Protection Program; and (3) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including without limitation the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility.

(o)            Real Property.

(i)            NRM does not have any Owned Real Property. Schedule 5(o)(i) of the Disclosure Schedule sets forth the addresses of all Owned Real Property of each Company. Other than as set forth on Schedule 5(o)(i) of the Disclosure Schedule (which shall be satisfied and removed as of Closing), each Company has good and marketable indefeasible fee simple title to their respective Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Company has delivered to Buyer accurate and complete copies of: (A) all deeds and other instruments (as recorded) by which such Company acquired its interests in the Owned Real Property; (B) all title reports, surveys, zoning reports and title policies with respect to the Owned Real Property; and (C) all agreements granting purchase options, rights of first offer or rights of first refusal in favor of any other Person with respect to the Owned Real Property. Other than as set forth on Schedule 5(o)(i) of the Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither NRM nor either Company is a party to any written or oral contract or agreement, or has or has granted an option to purchase any Owned Real Property or interest therein.

(ii)            NRM leases all of its Leased Real Property from Valiant. Schedule 5(o)(ii) of the Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date of the lease, sublease, license or other occupancy right and the name of the parties thereto) of all Leased Real Property of NRM and each Company. NRM and each Company hold valid leasehold or subleasehold interests in their respective Leased Real Property, free and clear of any Liens other than Permitted Liens. Each Lease is legal, valid, binding, enforceable and in full force and effect. NRM and each Company has delivered to Buyer accurate and complete copies of: (A) all Leases relating to the Leased Real Property, and in the case of any oral Lease, a summary of the material terms of such Lease and (B) all title reports, zoning reports, surveys and title policies in the possession or control of NRM or either Company with respect to the Leased Real Property. Neither NRM nor either Company is in breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. NRM’s and each Company’s possession and quiet enjoyment of their respective Leased Real Property under such Leases has not been disturbed and, to the Knowledge of Seller, NRM, and each Company, there are no disputes with respect to any such Leases. Neither NRM nor either Company has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental rate set forth in each Lease of the Leased Real Property is the actual rental rate being paid, and there are no separate agreements or understandings with respect thereto. Each Lease of the Leased Real Property grants the tenant or subtenant under the Lease the exclusive right to use and occupy the demised premises thereunder.

(iii)            Except as set forth on Schedule 5(o)(iii) of the Disclosure Schedule: (A) NRM and each Company are in possession of their respective Owned Real Property and Leased Real Property; and (B) to the Knowledge of Seller, NRM, and each Company, there are no contractual or legal restrictions that preclude or restrict the ability of NRM or either Company to use its Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth on Schedule 5(o)(iii) of the Disclosure Schedule, neither NRM nor either Company has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of their respective Owned Real Property or Leased Real Property.

(iv)            To the Knowledge of Seller, NRM, and each Company, all buildings, structures, fixtures and other improvements included on the Real Property (collectively, the “Improvements”) are in material compliance with all Applicable Laws. To the Knowledge of Seller, NRM and each Company, no part of any Improvement encroaches on, or otherwise conflicts with the property rights of any Person in and to any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property, or otherwise conflict with the property rights of NRM or either Company. Each parcel of Real Property: (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Real Property and comprising a part of the Real Property; and (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located on such parcel and the operation of NRM’s or either Company’s businesses thereon. To the Knowledge Seller, NRM and each Company, there is no existing, proposed or threatened eminent domain or other public acquisition Claim that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use and enjoyment of any Real Property as heretofore used by the applicable Company.

(v)            To the Knowledge of Seller, NRM and each Company, all of the Improvements are in good operating condition and repair and suitable for their purpose (ordinary wear and tear excepted). The Improvements are suitable for the purposes for which they are being used by the applicable Company and have been maintained in accordance with normal industry practice. The Real Property constitutes all such property used in or necessary to conduct the businesses of NRM and each Company.

(p)            Intellectual Property.

(i)            Except as set forth on Schedule 5(p)(i) of the Disclosure Schedule, NRM and each Company owns all right, title and interest in and to, or has a valid and enforceable license to use all the Intellectual Property used by it in connection with its respective businesses, and such Intellectual Property represents contains all the Intellectual Property rights necessary to the conduct of its business as presently conducted. The conduct of the businesses of NRM and each Company as presently conducted or contemplated does not conflict with or infringe any Intellectual Property right or other proprietary right of any third party, including, without limitation, the transmission, reproduction, use, display or modification of any content or material (including framing, and linking web site content) on a web site, bulletin board or other like medium hosted by or on behalf of NRM and each Company. There is no Claim pending or threatened against NRM or either Company: (i) alleging any such conflict or infringement with any third party’s Intellectual Property or other proprietary rights; or (ii) challenging NRM’s or a Company’s ownership or use of, or the validity or enforceability of any of NRM’s or either Company’s owned or licensed Intellectual Property.

(ii)            Schedule 5(p)(ii) of the Disclosure Schedule sets forth a complete and current list of registered trademarks or copyrights, issued patents, applications thereof, or other forms of Intellectual Property registration anywhere in the world that is owned by NRM or either Company (the “Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each. All Listed Intellectual Property is owned by NRM or the Company noted on Schedule 5(p)(ii) free and clear of any Liens. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the Effective Date have been paid. No Listed Intellectual Property is the subject of any Claim before any Governmental Authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration, except as noted on Schedule 5(p)(ii) of the Disclosure Schedule. The consummation of the Transactions will not alter or impair or cause any other Adverse Consequence in any material respect with regard to any Listed Intellectual Property.

(iii)            Except as disclosed on Schedule 5(p)(iii) of the Disclosure Schedule, neither NRM nor either Company is under any obligation to pay royalties or other payments in connection with any Intellectual Property used by such entity in the conduct of its business as presently conducted or contemplated.

(iv)            Except as disclosed on Schedule 5(p)(iv) of the Disclosure Schedule, no present or former Representative of NRM or either Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property that is owned or licensed by NRM or either Company.

(v)            Except as disclosed on Schedule 5(p)(v) of the Disclosure Schedule: (A) none of the Listed Intellectual Property has been used, disclosed or appropriated to the detriment of NRM or either Company or for the benefit of any Person other than NRM or either Company; and (B) no Representative of NRM or either Company has misappropriated any Intellectual Property, trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as a Representative of NRM or either Company.

(vi)            Except as disclosed on Schedule 5(p)(vi) of the Disclosure Schedule, any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by employees or contractors of NRM or either Company were made in the regular course of such employees’ or contractor’s employment or service relationships with NRM or either Company using NRM’s or either Company’s facilities and resources and, as such, constitute works made for hire or all rights and title in and to such Works have been fully and irrevocably assigned to NRM or the applicable Company.

(q)            Tangible Assets.

(i)            Schedule 5(q)(i) of the Disclosure Schedule sets forth: (A) a list of each item of Tangible Personal Property owned by NRM or either Company and having a book value of more than $5,000, and (B) a list of each item of Tangible Personal Property leased by NRM or either Company, in each case, exclusive of the motor vehicles separately scheduled in subparagraph (iii) below. Except as set forth on Schedule 5(q)(i) of the Disclosure Schedule: (1) all Tangible Personal Property owned by NRM or either Company is free and clear of any Liens other than Permitted Liens; (2) NRM and each Company has good and marketable title to all Tangible Personal Property owned by it; (C) all leases governing Tangible Personal Property held by NRM or either Company is in full force and effect; (D) all of the Tangible Personal Property of NRM and each Company, whether owned or leased, is located at the Real Property;

(ii)            Except as set forth on Schedule 5(q)(ii) of the Disclosure Schedule, the Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its designed use, subject to ordinary wear and tear and normal repairs and replacements.

(iii)            Schedule 5(q)(iii) of the Disclosure Schedule sets forth a list of all motor vehicles owned or leased by NRM or either Company as of the date hereof, including the name of the Person that owns any such leased vehicle, the model year and the corresponding serial or identification number, if any.

(r)            Inventory; No Product Recalls. Except as set forth on Schedule 5(r) of the Disclosure Schedule: (i) all of the Inventory of NRM and each Company is owned by it, free and clear of any Liens other than Permitted Liens and is located at the Real Property; (ii) no material amount of Inventory is on consignment; (iii) the Inventory as reflected in the Financial Statements has been valued in accordance with GAAP (as modified by NRM’s and the Companies’ usual and customary accounting practices); and (iv) all Inventory used to calculate the NRM Estimated Closing Net Working Capital and the Companies Estimated Closing Net Working Capital shall be of materially similar quality to the Inventory held or sold by NRM or the applicable Company prior to the Closing Date in the Ordinary Course of Business. The levels of Inventory are consistent in all material respects with the levels of Inventory that have been maintained by NRM and each Company before the Effective Date in the Ordinary Course of Business and consistent with past practices in light of seasonal adjustments, market fluctuations and the requirements of customers of their respective businesses. All cannabis Inventory produced by NRM was cultivated, harvested, produced, tested, handled and delivered in accordance with all Applicable Law. Neither Company has produced any cannabis Inventory. NRM has not used any substance, including but not limited to pesticides, in any amount prohibited by Applicable Laws in the states and localities in which it operates at any stage of the cultivation, harvesting, handling, storage or delivery of Inventory. NRM has performed (or caused to be performed by third parties) all tests and obtained all test certificates and certificates of ingredients required by Applicable Law, including but not limited to tests for microbials, contaminants, residuals, and pesticides. All Finished Goods Inventory sold by NRM has been produced, packaged and labelled in accordance with all Applicable Laws in all respects and, if meant for human consumption, was fit for human consumption, not adulterated or misbranded and free of any defects. Except as set forth on Schedule 5(r) of the Disclosure Schedule, since the Most Recent Fiscal Year End, NRM has not sold, transferred or assigned any Other Inventory to any Person or removed any Other Inventory from the Real Property where such Other Inventory is located, prior, in each instance to it being processed into or used in connection with Finished Goods Inventory. No recalls or withdrawals of products distributed or sold by NRM have been required or suggested by a Governmental Authority and, to the Knowledge of Seller, NRM, and each Company, no facts or circumstances exist that could reasonably be expected to result in any such recall or withdrawal.

(s)            Contracts. Schedule 5(s) of the Disclosure Schedule lists the following written or oral contracts and other agreements (each a “Material Contract”) which are in effect as of the Effective Date and to which NRM or either Company is a party or by which NRM or either Company is bound (other than contracts or agreements: (A) exclusively between or among NRM and the Companies; or (B) involving payment of, or receipt of, services, products or consideration of less than $25,000 in the aggregate per year and which are not Related Party Agreements):

(i)            any agreement (or group of related agreements) for the lease of Tangible Personal Property to or from any Person;

(ii)            any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other Tangible Personal Property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or could result in a loss to NRM or either Company;

(iii)            any agreement concerning a partnership or joint venture;

(iv)            any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)            any Related Party Agreement;

(vi)            any agreement concerning confidentiality, non-competition or non-solicitation;

(vii)            any profit sharing, membership interest option, membership interest purchase, membership interest appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, members or managers;

(viii)            any collective bargaining agreement, labor peace agreement or similar agreement;

(ix)            any agreement for the employment or engagement as an independent contractor of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

(x)            any agreement under which it has advanced or loaned money to any Person, including, without limitation, Seller, or any Representative of Seller;

(xi)            any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)            any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the date hereof;

(xiii)            any agreement, license or other contract under which (A) Seller, NRM or a Company has licensed or otherwise granted rights in any of NRM’s or either Company’s Intellectual Property to any Person, or (B) any Person has licensed or sublicensed to NRM or a Company, or otherwise authorized NRM or either Company to use, any third-party Intellectual Property (other than licenses of internally used off-the-shelf or shrinkwrap software);

(xiv)            any agreement relating to any Employee Benefit Plan;

(xv)            any employment, consulting or sales or leasing representative agreement not cancelable by NRM or a Company without penalty upon ninety (90) days or less written notice;

(xvi)            any settlement agreement or other agreement in respect of any past or present Claim;

(xvii)            any Applications;

(xviii)            any agreement providing for indemnification by NRM or a Company other than pursuant to standard terms of contracts in the Ordinary Course of Business;

(xix)            any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 5(s) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5(s) of the Disclosure Schedule. With respect to each such agreement, except as set forth in Schedule 5(s) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as such enforcement may be limited by Enforceability Limitations); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force (except as such enforcement may be limited by Enforceability Limitations) and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither NRM nor either Company that is a party to such agreement is in breach or default thereof, and no event has occurred that with notice or lapse of time would constitute a breach or default by such entity, or permit termination, modification, or acceleration, under the agreement by any other party thereto; (D) to the Knowledge of Seller, NRM and each Company, no third-party to such agreement is in material breach or default thereof, and no event has occurred that with notice or lapse of time would constitute a material breach or default by such third-party, or permit termination, modification, or acceleration, under the agreement by NRM or the Company that is a party to such agreement; and (E) the agreement is not under negotiation (nor has written demand for any negotiation been made) and no party has repudiated any provision of the agreement. To the extent any Material Contract constitutes an Application, such Material Contract has been disclosed to Buyer in its entirety and in “as submitted” form (inclusive of all final drafts submitted and any drafts, variances, preliminary or non-final submissions), with personally identifiable information redacted.

(t)            Notes and Accounts Receivable. All notes and other Accounts Receivable of NRM and each Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NRM or the applicable Company.

(u)            Bank Accounts; Powers of Attorney. Schedule 5(u) of the Disclosure Schedule contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by NRM and each Company and all Persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements of each and a description of all powers of attorney granted by each.

(v)            Insurance. Schedule 5(v) of the Disclosure Schedule contains a complete and accurate list of all current policies or binders of insurance (showing as to each policy or binder the carrier, policy number and a general description of the type of coverage provided) maintained by NRM or either of the Companies and relating to their respective businesses and/or properties, assets, operations and personnel. Except as set forth on Schedule 5(v) of the Disclosure Schedule, all of the insurance is “occurrence” based insurance. Subject to the Enforceability Limitations, the insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of Applicable Law and of all contracts to which NRM or either Company is a party. Neither NRM nor either Company is in material default under any of the insurance, and neither NRM nor either Company has failed to give any notice or to present any claim under any of the insurance in a timely manner. No notice of cancellation, termination, reduction in coverage or material increase in premium (other than reductions in coverage or increases in premiums in the Ordinary Course of Business) has been received with respect to any of the insurance, and all premiums with respect to any of the insurance have been paid. Except as disclosed on Schedule 5(v) of the Disclosure Schedule, neither NRM nor either Company has experienced claims in excess of current coverage of the Insurance. Except as disclosed on Schedule 5(v) of the Disclosure Schedule, there will be no material retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the insurance held by NRM or either Company for any period or occurrence through the Closing Date.

(w)            Transactions with Certain Persons. Except as set forth on Schedule 5(w) of the Disclosure Schedule, neither NRM nor either Company is a party to any Related Party Agreements. Except as set forth on Schedule 5(w) of the Disclosure Schedule, NRM and each Company own all assets, tangible or intangible, that are necessary to operate the businesses of NRM and each Company, as applicable, and neither Seller nor any third party owns any asset, tangible or intangible, that is necessary to operate the businesses of NRM or either Company.

(x)            Litigation. Except as set forth on Schedule 5(x) of the Disclosure Schedule, there is no Claim pending or threatened that: (i) involves NRM, either Company, any of their respective Representatives, or the properties, assets or businesses of any of the foregoing; or (ii) involves Seller or its Affiliates (other than NRM or either Company) that could reasonably be expected to have a Material Adverse Effect on the ability of the Seller, NRM or either Company to consummate the Transaction.

(y)            Employees.

(i)            Schedule 5(y)(i) of the Disclosure Schedule contains a correct and complete list of the employees and independent contractors of Seller, NRM and each Company as of the date hereof, including: (A) each such Person’s name, job title or function and job location; (B) whether such Person is subject to an employment agreement or consulting agreement; (C) a true, correct and complete listing of his or her current salary or wage payable by Seller, NRM or the applicable Company, including any bonus, contingent or deferred compensation payable to such Person; (D) the total compensation paid by Seller, NRM or the applicable Company to each such Person for the fiscal year ending December 31, 2020, including any bonus, contingent or deferred compensation; (E) the amount of accrued but unused vacation time; (F) such Person’s current status (as to leave or disability status, employee or independent contractor, full time or part time, and exempt or nonexempt); and (G) [***]. Neither Seller, NRM nor either Company is delinquent in payments to any of their respective employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. Buyer has been supplied with a correct and complete copy of each employment or consulting agreement entered into with an employee or independent contractor listed on Schedule 5(y)(i) of the Disclosure Schedule. Seller, NRM and each Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.

(ii)            All individuals presently characterized and treated by Seller, NRM or either Company as an independent contractor or consultant are properly characterized as independent contractors under all Applicable Laws, and all employees of Seller, NRM or either Company presently classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are reasonably classified as such.

(iii)            To Seller’s Knowledge, no key personnel of Seller, NRM or either Company has any plans to terminate such Person’s employment or other relationship with Seller, NRM or the applicable Company, and all employees of Seller, NRM and each Company are over the age of twenty-one (21).

(iv)            Neither Seller, NRM nor either Company is subject to any labor union or collective bargaining agreement and no such agreement is currently being negotiated by or involving Seller, NRM or either Company. Neither Seller, NRM nor either Company has had: (A) any unfair labor practice charge or complaint against it in respect of its business that is pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, (B) any material labor relations problems, including any material grievances, strikes, lockouts, disputes, request for representations, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages pending, threatened or anticipated in respect of its business and there have been no strikes, lockouts, disputes, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages, or (C) any pending, threatened or anticipated Claims that involve the labor or employment relations of Seller, NRM or either Company, including but not limited to, issues relating to employment discrimination, wages and hours, or occupational health and safety.

(v)            Except as set forth in Schedule 5(y)(v) of the Disclosure Schedule, neither Seller, NRM nor either Company is a party or threatened to be made a party to any Claim brought by or on behalf of any employee, former employee, independent contractor, or former independent contractor of Seller, NRM or either Company, including but not limited to any of the following: (A) wrongful termination, (B) breach of employment agreement, (C) unpaid wages or hours, (D) workplace harassment or discrimination, (E) workers’ compensation, (F) unemployment insurance, or (G) any investigation or enforcement action brought or threatened to be brought by the United States Department of Labor or any similar state or local Governmental Authority.

(z)            Employee Benefits.

(i)            Schedule 5(z)(i) of the Disclosure Schedule sets forth a list of: (A) all ERISA Affiliates of Seller, NRM and each Company; and (B) all “employee benefit plans” as defined by Section 3(3) of ERISA, and all other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, change-in-control, disability, accident, death benefit, hospitalization, health, medical, vision, insurance, welfare benefit or other plan, program, policy, practice, arrangement or contract agreement of Seller, NRM and each Company or under which Seller, NRM or either Company or any ERISA Affiliate of Seller, NRM or either Company has (or could have) any Liability (whether or not subject to ERISA) .

(ii)            No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code or is subject to Title IV of ERISA or Section 412 of the Code and Seller, NRM and each Company and its ERISA Affiliates have no Liability under Title IV of ERISA or with respect to any Multiemployer Plan.

(iii)            With respect to each Employee Benefit Plan:

(A)            all contributions, premiums, fees or charges due and owing to or in respect of the Employee Benefit Plan, have been paid in accordance with the terms of the Employee Benefit Plan and Applicable Law;

(B)            all such payments accrued to date as Liabilities which have not been paid have been and will be properly recorded on the Financial Statements;

(C)            no Taxes, penalties or fees are owing in connection with the Employee Benefit Plan and no compensation shall be includable in the gross income of any employee of Seller or any Company as the result of the operation of Section 409A of the Code;

(D)            the Employee Benefit Plan has at all times been operated in material compliance with ERISA, the Code, all other Applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of the Employee Benefit Plan and may be amended or terminated at any time;

(E)            no Employee Benefit Plan promises or provides medical, health, life or other welfare benefits to retirees or former employees of Seller, NRM or either Company, or provides severance benefits to employees, except as otherwise required by COBRA or any comparable state statute requiring continuing health care coverage; and

(F)            neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Seller, NRM or either Company.

(iv)            NRM and McMann are an “applicable large employer” (as defined in Section 4980H of the Code) in the current calendar year, but neither Seller nor Valiant are members of the “applicable large employer.” None of Seller, NRM, McMann or Valiant was an applicable large employer in the immediately preceding three (3) calendar years (and Seller, NRM, McMann and Valiant has confirmed that all employees of Seller, NRM, McMann and Valiant and its ERISA Affiliates were taken into account, as well as any independent contractors reclassified as common law employees of Seller, NRM or any Company, to make such applicable large employer status determination) and Seller, NRM, McMann and Valiant is not subject to any penalties pursuant to Section 4980H(a) and/or Section 4980H(b) of the Code with respect to any month in the current calendar year and immediately preceding three calendar years for either not providing all of Seller’s, NRM’s, McMann’s or Valiant’s full-time employees (and their dependents) with the opportunity to enroll in “minimum essential coverage” (as defined under Section 4980H of the Code) under a Seller, NRM, McMann or Valiant group health plan and/or such minimum essential coverage does not satisfy the minimum value or affordability requirements of Section 4980H of the Code.

(aa)          Guaranties. Except as disclosed on Schedule 5(aa) of the Disclosure Schedule, neither NRM nor either Company is a guarantor nor is it otherwise liable for any Indebtedness or other Liability of any other Person.

(bb)          Data Privacy. No personal information of any natural Person has been collected by NRM or either Company or transferred to third parties in violation of any Data Laws.

(cc)          Books and Records. NRM and each Company has made available to Buyer true, correct and complete copies of its organizational documents as currently in effect. The minute books of NRM and each Company contain true, complete and correct records in all material respects of all meetings and other material corporate or limited liability company actions held or taken by the shareholders, directors, officers, members, managers or other governing bodies, as applicable, through the date hereof. All minute books of NRM and each Company have been made available to Buyer. Neither NRM nor either Company is in default under or in violation of any provision of its organizational documents.

(dd)          Environmental Matters.

(i)            To the Knowledge of Seller, NRM and each Company has complied with, and is currently in material compliance with, all Environmental Laws. Neither NRM nor either Company has received, orally or in writing, any actual or threatened Order or other communication or information of any actual or potential violation or failure by it to comply with any Environmental Law.

(ii)            Neither Seller, NRM nor either Company has received any notice, written or oral, that there are any pending or, threatened Claims or Liens resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Real Property or any other properties or assets (whether real, personal, or mixed) owned or operated by NRM or either Company.

(iii)            Other than with respect to commercial cleaning products, fertilizers and other treatments for cannabis crops (to the extent permitted by, and at all times in compliance with, all Applicable Laws), neither NRM nor either Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which to the Knowledge of Seller, NRM and each Company is or has been contaminated by any Hazardous Materials, so as to give rise to any current or future Liability pursuant to any Environmental Law.

(iv)            Neither NRM nor either Company has assumed, undertaken, or otherwise become subject to, or provided any indemnity with respect to, any Liability pursuant to any Environmental Law of any other Person.

(v)            Other than in compliance with all Applicable Laws, neither NRM nor either Company has manufactured, sold, marketed, installed or distributed products or items containing asbestos or silica or other Hazardous Materials and does not have any Liability with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility (including the Real Property).

(vi)            Schedule 5(dd)(vi) of the Disclosure Schedule contains true and correct list of all environmental audits, reports, assessments and other documents in the possession of Seller, NRM or either Company, or under their reasonable control, that materially bear on environmental, health or safety liabilities relating to the past or current operations, facilities or properties (including the Real Property), true and complete copies of which have been made available to Buyer.

(ee)          Cannabis Matters. Seller, NRM and each Company hereby make the following representations and warranties relating specifically to cannabis matters:

(i)            Each individual with direct or indirect control of the Seller, NRM or either Company is at least twenty-one (21) years of age;

(ii)            Seller, NRM and each Company are in compliance with all licensing requirements established by the applicable Governmental Authorities with respect to the Cannabis Licenses and all other applicable Permits;

(iii)            No individual and/or entity with direct or indirect control of Seller, NRM or either Company is in violation of the Suitability Standard for Licensure outlined in the Massachusetts Cannabis Laws;

(iv)            No individual and/or entity with direct or indirect control of Seller, NRM or either Company has committed any act that would result in the denial, revocation, or suspension of any of the Cannabis Licenses or any other applicable Permit related to commercial cannabis activity in the Commonwealth of Massachusetts pursuant to the Massachusetts Cannabis Laws;

(v)            No individual and/or entity with direct or indirect control of Seller, NRM or either Company is in violation of the limitations on the number of cannabis licenses a licensee may be granted pursuant to Section 16 of Chapter 94G of the Massachusetts Cannabis Laws;

(vi)            No individual and/or entity with direct or indirect control of Seller, NRM or either Company has had any Permit to conduct commercial cannabis activity suspended or revoked by any Governmental Authority, or has had any application for a Permit to conduct commercial cannabis activity denied;

(vii)            No individual and/or entity with direct or indirect control of Seller, NRM or either Company has been determined by a Government Authority to have engaged in any attempt to obtain a Permit to operate a commercial cannabis business in any state of the United States (including without limitation the Commonwealth of Massachusetts) or any locality by fraud, misrepresentation, the submission of false information or the omission of material information.

(ff)          Computer and Technology Security. NRM’s and each Company’s Systems are in commercially reasonable working order in light of its current operations, and NRM and each Company have purchased a sufficient number of license seats for all software currently used by NRM and each Company, as applicable, in such operations. All software currently installed on the Systems is properly licensed and paid for in full. All software used in the conduct and operation of NRM’s and each Company’s business operations is in good condition and working order, is free of material programming errors, and is sufficient to pursue the activities of NRM’s and each Company’s business as it is currently conducted. NRM and each Company has taken all reasonable steps to safeguard its Systems, including the implementation of procedures to ensure that its Systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of any of the Systems. No third-party providing services to NRM or either Company with respect to the Systems has failed to meet any material service obligations. NRM and each Company has taken all reasonable measures to ensure the upkeep of its Systems, and there has not been any material malfunction with respect to any aspect of the Systems that has not been remedied in all material respects. NRM and each Company has implemented and maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans, consistent with industry practices of companies offering similar services, and acts in compliance therewith. NRM and each Company has tested such plans on a periodic basis, and such plans have proven effective upon testing. No aspect of NRM’s or either Company’s Systems is currently under development or will require any material development effort or expenditure following the Closing in order to complete such aspect of the Systems.

(gg)          [***].

(hh)          Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading. There is no fact known to Seller that may have a Material Adverse Effect on, or constitute Material Adverse Change to, Seller which has not been set forth in this Agreement or the Disclosure Schedule hereto. There is no fact known to NRM or either Company that may have a Material Adverse Effect on, or constitute Material Adverse Change to, NRM and the Companies (or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions) which has not been set forth in this Agreement or the Disclosure Schedule hereto.

ARTICLE 6

Representations and Warranties of the Seller Executives

Each Seller Executive severally, but not jointly, represents and warrants to Buyer that the statements contained in this Section 6 are correct and complete as of the effective date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 6):

(a)            Authorization of Transactions. The Seller Executive has full power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and to perform his obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by the Seller Executive and constitutes a legal, valid and binding obligation of the Seller Executive enforceable against the Seller Executive in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(b)            No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction, and the performance by the Seller Executive of his obligations hereunder do not, and will not, result in or constitute: (i) a breach of, a loss of rights under, or an event of default under, or result in the acceleration of, any obligations under, any term or provision of any material contract to which the Seller Executive is a party; (ii) a violation by the Seller Executive of any Applicable Law; or (iii) the imposition of a Lien on the NRM Common Stock or any of the Company Interests or any of the assets of NRM or either Company.

(c)            Consent and Approval. No consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be made or obtained by the Seller Executive in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

ARTICLE 7

Pre-Closing Covenants

The Parties agree as follows with respect to the period between the Effective Date and the Closing Date:

(a)            General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 9).

(b)            Permits, Notices and Consents.

(i)            Within five (5) business days after the Effective Date, Buyer shall provide to Seller, NRM and each Company such information as is necessary for Seller, NRM and/or each Company, as applicable, to submit a written change of ownership and control request to the CCC and similar requests to the Town of Lakeville, the Town of Millbury, the Town of Tyngsborough and the Town of Grafton, if and as necessary, for a change of ownership of the associated Permits and Local Agreements, relaying to such Governmental Authorities that Buyer will become the “owner” of Merger Sub (as successor in interest to NRM) and each Company upon consummation of the Transactions set forth in this Agreement. Within five (5) business days of Seller’s, NRM’s and/or each Company’s receipt of all the necessary information from Buyer, Seller, NRM, and/or the each Company, as applicable, shall submit a written change of ownership and control request to the CCC and similar requests to the Town of Lakeville, the Town of Millbury, the Town of Tyngsborough and the Town of Grafton, if and as necessary, for a change of ownership of the associated Permits and Local Agreements, relaying to such Governmental Authorities that Buyer will become the “owner” of Merger Sub (as successor in interest to NRM) and each Company upon consummation of the Transactions set forth in this Agreement. Each Party shall cooperate with each other and all Governmental Authorities in filing any and all necessary documentation and appearing at all meetings and hearings to accomplish the changes of ownership and control contemplated herein. Each Party will take all lawful steps necessary to affect such changes of ownership and control, all as required under the Massachusetts Cannabis Laws.

(ii)            Without limiting the provisions of Section 7(b)(i), each Party will cooperate with the other Parties and: (A) promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the ancillary documents referenced in this Agreement and Applicable Law to consummate and make effective the Transactions, including preparing and filing all documentation notices, petitions, statements, registrations, submissions of information, applications and other documents (including those under the HSR Act), (B) use commercially reasonable efforts to obtain all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction, and (C) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence another Party’s satisfaction of its obligations hereunder. Subject to Applicable Law relating to the exchange of information, the Parties will have the right to review in advance, and, to the extent practicable, each will consult the others on, any information relating to the Seller, NRM and each Company, on the one hand, or Buyer and its Affiliates, on the other hand, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(c)            Operation of Business. Except as required by Applicable Law or as set forth on Schedule 7(c) of the Disclosure Schedule, from the Effective Date until the earlier to occur of the termination of this Agreement and the Closing Date, except for matters pertaining to [***], Seller will not cause or permit NRM or either Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, except as required by Applicable Law or as set forth on Schedule 7(c) of the Disclosure Schedule, Seller will not cause or permit NRM or either Company to:

(i)            terminate the employment of any Key Employee, except for good cause, which shall include but shall not be limited to, fraud, gross negligence, willful misconduct or any other act or omission that jeopardizes any material Permit (including without limitation the Cannabis Licenses) of NRM or either Company;

(ii)            hire any new employees, except: (A) “at-will” employees (and provided such employees do not receive any guaranteed base compensation, bonuses or other payments or commitments of any kind from Seller, NRM or either Company); or (B) to fill any employee position as of the Effective Date that is vacated prior to the Closing Date, provided the base compensation and bonus offered to any new employee filling such vacancy shall not exceed one hundred and five percent (105%) of the base compensation and bonus offered to the prior employee;

(iii)            except for the Infrastructure Improvements set forth on the Infrastructure Improvements Schedule or any other Infrastructure Improvements agreed to by Buyer and Seller in accordance with Section 7(t) hereof, make any capital expenditure (or series of related capital expenditures) involving more than $25,000;

(iv)            sell, assign or transfer any Other Inventory to any Person, or remove any Other Inventory from the Real Property where such Other Inventory is located on the Effective Date prior, in each instance, to such Other Inventory being processed into Finished Goods Inventory (and shall cause NRM to continue to produce and manufacture Other Inventory in the Ordinary Course of Business, subject to the continued availability of plant material and other inputs on commercially reasonable terms);

(v)            cease to continue to process Other Inventory into Finished Goods Inventory in the Ordinary Course of Business, subject to the continued availability of plant material and other inputs on commercially reasonable terms);

(vi)            increase the base compensation or any bonus of any director, officer, manager or employee in effect as of the Effective Date, except as required pursuant to existing contractual obligations or as required in any collective bargaining agreement to which NRM or either Company is a party; or

(vii)            engage in any practice, take any action, or enter into any transaction of the sort described in Section 5(k) reasonably anticipated to require payment after the Closing Date of in excess of $25,000.

Notwithstanding the foregoing, the Parties acknowledge and agree that nothing contained in this Agreement shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of Seller, NRM or either Company prior to Closing. Prior to Closing, Seller, NRM and each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

(d)            Preservation of Business. From the Effective Date until the earlier to occur of the termination of this Agreement and the Closing Date, Seller, NRM and each Company shall keep their respective businesses and properties substantially intact and operating in the Ordinary Course of Business, including their respective operations, physical facilities (subject to ordinary wear and tear), insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees, provided however that immediately prior to the Closing, NRM and each Company may assign to Seller all of such Person’s rights, title and interests in and to their Accounts Receivable aged beyond one hundred and twenty (120) days of the earlier of the applicable invoice issuance date and the payment due date.

(e)            Full Access. Seller, NRM and each Company shall permit Representatives of Buyer (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to NRM and each Company at reasonable times upon reasonable notice. Buyer will comply with, and will cause its Affiliates and their respective Representatives to comply with, all of the confidentiality obligations of Buyer under that certain Term Sheet previously signed by Seller and Buyer in connection with the Transactions dated February 2, 2021 (the “Term Sheet”), with respect to the information disclosed pursuant to this Section 7(e). The confidentiality obligations set forth in the Term Sheet will remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, provided that, notwithstanding anything contained herein or in the Term Sheet to the contrary, any obligations or restrictions imposed upon Buyer or its Affiliates under the Term Sheet or this Agreement relating solely to the Confidential Information of NRM or either Company will be null and void as of the Closing Date.

(f)            Notice of Developments. Each Party will give prompt written notice to the other Parties of: (i) any act, omission or other development constituting a material breach of any of the representations or warranties of such Party set forth herein, and (ii) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party as set forth herein. No disclosure by Seller, NRM or either Company pursuant to this Section 7(f) shall be deemed to, and shall not, amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)            Exclusivity. Neither Seller, NRM, either Company nor any of their respective Representatives shall, directly or indirectly: (i) facilitate, encourage, solicit, initiate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall promptly (and in any event within two (2) days after receipt thereof by Seller, NRM, or either Company) advise Buyer orally and in writing of: (A) any Acquisition Proposal, any request for information with respect to an Acquisition Proposal, or any inquiry which could reasonably be expected to result in an Acquisition Proposal, (B) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (C) the identity of the Person making such request, Acquisition Proposal or inquiry.

(h)            Related Party Agreements. Except to the extent Buyer may elect in writing to the contrary, on or prior to the Closing Date all Related Party Agreements, including without limitation all loans, will be terminated.

(i)            Maintenance of Real Property. Seller, NRM and each Company shall maintain their respective Real Property in substantially the same condition as existed on the Effective Date and in compliance with all Applicable Laws (including without limitation the Massachusetts Cannabis Laws), ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new Improvements on the Real Property or any portion thereof, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Seller shall promptly notify Buyer in writing of any casualty or condemnation at or affecting any Real Property.

(j)            Leases. Except in accordance with Applicable Law or in the Ordinary Course of Business, NRM and each Company will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall NRM or either Company enter into any new Lease or other agreement for the use or occupancy of any Real Property, Tangible Personal Property or intangible property (including without limitation any Intellectual Property), without the prior written consent of Buyer which shall not be unreasonably withheld, conditioned or delayed. Seller shall provide Buyer with a copy of any notice or request that NRM or either Company receives from any landlord or any other party with respect to any Lease or other agreement for the use or occupancy of any Real Property, Tangible Personal Property or intangible property (including without limitation any Intellectual Property).

(k)            Taxes. Without the prior written consent of Buyer, neither Seller, NRM nor either Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax related Claim or assessment relating to NRM or either Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax related Claim or assessment relating to NRM or either Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of NRM or either Company for any period ending after the Closing Date or decreasing any Tax attribute of NRM or either Company existing on the Closing Date.

(l)            Prohibition on Trading in Parent Common Stock. Prior to the Closing, Seller, NRM, each Company, their Affiliates and all of their respective Representatives shall not, directly or indirectly, sell, hedge, contract to sell, short-sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise hypothecate or transfer for value any Parent Common Stock, or take any other action designed to increase or decrease such Person’s exposure to the price of Parent Common Stock. Notwithstanding the foregoing, the provisions of this Section 7(l) shall not apply to any member of Seller that: (a) is not a director, officer or manager of Seller; (b) is not an Affiliate of a director, officer or manager of Seller; (c) is not a family member of any Person that is a director, officer or manager of Seller, or an Affiliate of a director, officer or manager of Seller; (d) owns or controls, directly or indirectly, less than five percent (5%) of the issued and outstanding membership interests of Seller on a fully diluted basis; and (e) is not in possession of material non-public information about Buyer, Seller, NRM, either Company, any of their Affiliates or the Transactions contemplated herein.

(m)            Pre-Closing Financial Statements. Seller shall deliver to Buyer by the twenty-fifth (25th) day of the calendar month following the end of each calendar month a true and complete unaudited balance sheet and statement of income, change in stockholders’/members’ equity, and cash flow for NRM and the Companies (on a consolidated and combined basis) for the immediately preceding calendar month prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis with past practice of NRM and the Companies and throughout the periods involved.

(n)            Audit. Immediately following the Effective Date, Seller shall, at Seller’s sole cost and expense, retain an Independent Accountant mutually agreeable to Buyer in its reasonable discretion. The Independent Accountant shall, as soon as reasonably possible but in no event more than ninety (90) days from the Effective Date, provide Buyer with the following consolidated and combined audited financial statements (the “Audited Financial Statements”) of NRM and the Companies: (i) balance sheets and statements of income, changes in stockholders’ equity, and cash flow for NRM and the Companies as of and for the fiscal year ended December 31, 2020, and (ii) pro forma balance sheets and statements of income, changes in members’ and stockholders’ equity, and cash flow as of and for the month ended March 31, 2021 [***], the Worcester Liabilities, the Seller Retained Assets and all Seller retained Liabilities. The Audited Financial Statements shall be prepared in accordance with GAAP, applying NRM and the Companies’ usual and customary accounting practices to the extent permitted by GAAP. In the event the Audited Financial Statements show: (A) a five percent (5%) reduction revenues, or (B) a five percent (5%) reduction earnings before interest, taxes, depreciation, amortization and rent, (C) a five percent (5%) reduction in total assets not associated with changes due to recognition of GAAP lease treatment or GAAP depreciation; (D) a five percent (5%) reduction in shareholder’s equity not associated with changes due to recognition of GAAP lease treatment or GAAP depreciation in each case of (A)-(D) when compared to the Financial Statements provided by Seller on the Effective Date, such discrepancy will be deemed a Material Adverse Change hereunder, and, without prejudicing any other rights of Buyer hereunder, Buyer shall have the right to terminate this Agreement in accordance with the provisions of Section 12(a)(iv)(C) hereof.

(o)            Publicity. Seller and Buyer will: (i) develop a joint communication plan with respect to this Agreement and the Transactions; (ii) ensure that all press releases and other public statements with respect to this Agreement and the Transactions will be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Transactions, provide to the other applicable Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless the Party issuing such release or making such public statement determines in good faith in consultation with such Party’s legal counsel that such disclosure is required or advisable under Applicable Law, or pursuant to the rules and regulations of any applicable securities exchange. For the avoidance of doubt, this Section 7(o) will not restrict communications by any Party or its Affiliates that do not relate to this Agreement or the Transactions, nor will it restrict any Party from making any public statement or press release regarding the other Party that is materially consistent with prior disclosures made pursuant to this Section 7(o) following a period of sixty (60) days after the Closing Date.

(p)            Transfer of Assets. [***] and those assets listed on Schedule 7(p) of the Disclosure Schedule (the “Seller Retained Assets”), Seller shall transfer all tangible and intangible assets owned by Seller (including without limitation all Real Property, Tangible Personal Property and Intellectual Property) to NRM or either Company prior to Closing in a manner satisfactory to Buyer in its reasonable discretion. Seller will not own any tangible or intangible assets at Closing (including without limitation any Real Property, Tangible Personal Property or Intellectual Property) except for the NRM Common Stock, the Company Interests, the Seller Retained Assets and, [***]. The Seller Retained Assets shall only be comprised of assets owned, used or operated exclusively by Seller, and shall not be comprised of any assets owned, used, operated or shared by Seller and NRM or either Company or any assets necessary for NRM or either Company to conduct its respective businesses. All Liabilities associated with the transfer of assets contemplated in this Section 7(p) (including all Taxes) shall be borne by Seller.

(q)            Transfer and Retention of Personnel.

(i)            Except to the extent Buyer may inform Seller in writing to the contrary, [***] shall have been terminated by Seller, NRM, or the applicable Company for which [***] works upon the earlier of: (A) the consummation of [***]; and (B) the Closing Date of this Agreement.

(ii)            Prior to the Closing [***] that are employed by or otherwise work for Seller shall each have been transferred to NRM or a Company specified by Buyer in its sole discretion. Seller shall not have any employees or independent contractors as of the Closing Date.

(iii)            On the Effective Date Buyer shall prepare and deliver to Seller a schedule (the “Key Employee Schedule”) [***] (each a “Key Employee”) that Seller shall cause to enter into retention agreements (“Retention Agreements”) with NRM or the Company each Key Employee is employed by on the Effective Date. Each Retention Agreement shall be in form and substance satisfactory to Buyer in its reasonable discretion. Upon execution of the Retention Agreements, in no event shall NRM or either Company take any action with respect to a Retention Agreement (including granting any approval, authorization or consent, waiving any right or agreeing to any amendment) without the prior written approval of Buyer, which shall be granted or withheld in Buyer’s sole discretion.

(iv)            [***] and Buyer or an Affiliate of Buyer shall enter into a consulting agreement (the “[***]”) pursuant to which [***] shall provide certain consulting services to Buyer and its Affiliates following the Closing Date, for a period not to exceed six (6) months.

(r)            Termination of Employee Benefit Plans. Seller, NRM and each Company shall terminate all Employee Benefit Plans prior to or on the Closing Date. Seller shall be responsible for the payment of all Adverse Consequences associated with the termination of Seller’s, NRM’s, and each Company’ Employee Benefit Plans.

(s)            [***]

(t)            Capital Expenditure Program. Beginning on the Effective Date, Buyer and Seller shall institute a capital expenditure program consisting of various infrastructure improvements to Seller’s existing operations (each, an “Infrastructure Improvement”). Subject to Applicable Law, the capital expenditure program shall include, without limitation, the Infrastructure Improvements schedule agreed upon by the Buyer and Seller prior to the Effective Date (the “Infrastructure Improvement Schedule”), and such other Infrastructure Improvements as may be requested by Buyer and approved by Seller, such approval by Seller not to be unreasonably withheld, conditioned or delayed. Each Infrastructure Improvement shall be performed and executed by Seller in form and substance as agreed upon by Buyer and Seller, including with respect to the design team, physical programming and design, materials, suppliers and general contractor. Buyer shall be responsible for the payment of all costs and expenses associated with each Infrastructure Improvement agreed upon by Buyer and Seller. In the event the Parties consummate the Transactions set forth herein, on the Closing Date Buyer shall receive a credit of Five Hundred and Fifty Thousand Dollars ($550,000) for all Infrastructure Improvements undertaken by Seller prior to the Closing Date in accordance with the capital expenditure program. In the event this Agreement is terminated prior to the Parties consummating the Transactions set forth herein, within seven (7) days of the date of termination Seller shall pay to Buyer, in cash by wire transfer of immediately available funds, the lesser of: (a) the amount paid by Buyer for all Infrastructure Improvements prior to the date of termination in accordance with the capital expenditure program; or (b) One Million Two Hundred Thousand Dollars ($1,200,000).

(u)            Testing Results. Seller shall, as promptly as possible, provide buyer with copies of the results from all internal and third-party testing of any of NRM’s products.

(v)            Disclosure Schedule Update. Between the Effective Date and the Closing Date, Seller shall notify Buyer of, and shall promptly supplement or amend the Seller’s Disclosure Schedules with respect to, any matter that: (i) may arise after the Effective Date and that, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in a Disclosure Schedule; or (ii) makes it necessary to update or correct any information (including inaccurate, incomplete or missing information) in a Disclosure Schedule or in any representation and warranty of Seller, NRM or either Company that has been rendered inaccurate thereby, in each case to the extent such matter was not expressly permitted hereunder. No supplement or amendment to a Disclosure Schedule (including delivery of previously inaccurate, incomplete or missing information) or any delivery of a Disclosure Schedule after the Effective Date shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or impair Buyers’ rights to terminate this Agreement pursuant to Section 12 hereof for any such previously inaccurate, incomplete or missing information.

ARTICLE 8

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing Date:

(a)            General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10). Without limiting the generality of the foregoing, to the extent that any additional filings are required by the CCC or any other Governmental Authority in connection with the change of ownership of the Surviving Company (as successor-in-interest to NRM) or either Company, the Parties shall cooperate to prepare and make such filings within the time period required by such Governmental Authority.

(b)            Litigation Support. In the event and for so long as any Party is actively contesting or defending against any third party Claim in connection with: (i) the Transaction; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing Date involving NRM or either Company, each of the other Parties will: (A) cooperate with the Party (and such Party’s counsel) contesting or defending such third party Claim; (B) make available its personnel; and (C) provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10). Any information shared by a Party pursuant to this Section 8(b) shall be the confidential information of the disclosing Party, and shall not be used or disclosed by the receiving party, its Affiliates or any of their respective Representative for any reason except to the extent necessary to contest or defend the applicable Claim. The disclosing Party may condition the disclosure of any confidential information provided pursuant to this Section 8(b) upon receipt of an Order from a Governmental Authority or other assurance from the recipient of such information that confidential treatment will be accorded to such information.

(c)            Non-Disparagement. Each Party covenants and agrees that it will not make, and will use commercially reasonable efforts to cause its Affiliates and all of their respective Representatives not to make, any false, misleading, derogatory or disparaging statements concerning the other Parties, their Affiliates, or any of their respective Representatives, successors or assigns. Nothing in this Section 8(c) shall limit a Party’s, its Affiliates’ or any of their respective Representatives’ ability to make true and accurate statements or communications in connection with any disclosure such Party, Affiliate or Representative is required pursuant to Applicable Law (including without limitation pursuant to any Securities Law or securities exchange rule or regulation).

(d)            Confidentiality. Seller has had access to, and has gained knowledge with respect to, the financial results, businesses and customers and suppliers of NRM and each Company and other confidential or proprietary information concerning NRM and each Company (collectively, the “Confidential Information”). Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, could cause irreparable damage to NRM, each Company and/or Buyer and its Affiliates after the Closing. Seller also agrees that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of NRM’s, each Company’s and Buyer’s and its Affiliates respective businesses after Closing. Accordingly, Seller agrees that, beginning on the Closing Date and continuing until the two (2) year anniversary of the Closing Date, it will not, and it will use reasonable commercial efforts to cause its Representatives and all of their respective Affiliates not to, use or disclose any Confidential Information obtained in the course of their past connection with NRM or either Company. Notwithstanding the foregoing, Seller, its Affiliates and all of their respective Representatives may disclose the Confidential Information to the extent required by Applicable Law or any Governmental Authority, or in connection with the defense or enforcement of Seller’s rights and obligations under this Agreement, or to the extent such Confidential Information becomes publicly available through no breach of this Agreement or other fault of Seller, its Affiliates or any of their respective Representatives. If Seller, an Affiliate of Seller or any of their respective Representatives is requested or required by Applicable Law or Governmental Authority to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order at its sole expense or waive compliance with the provisions of this Section 8(d). If in the absence of a protective Order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that the disclosing party will use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate. For clarity, any of Seller’s confidential or proprietary information shall remain Seller’s property and shall be protected by Buyer, its Affiliates and Representatives in the same manner and subject to the same covenants as set forth above with regard to the information belonging to Buyer, NRM and the Companies.

(e)            Injunctive Relief. Seller and each Seller Executive acknowledges and agrees that: (i) a remedy at law for failure to comply with its covenants contained in this Agreement may be inadequate; and (ii) Buyer will be entitled to seek from a court having jurisdiction, in its sole discretion, specific performance, an injunction, a restraining Order or any other equitable relief in order to enforce any such provision without the need to post a bond. The right to obtain such equitable relief will be in addition to any other remedy to which Buyer is entitled under Applicable Law (including, but not limited to, monetary damages). Seller and each Seller Executive acknowledges and agrees that it has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof. Seller and each Seller Executive acknowledges and agrees that the territorial, time and other limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller and each Seller Executive hereby agrees to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller and each Seller Executive acknowledges and agrees that such limitation will remain and be valid in all other jurisdictions.

(f)            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred, imposed or assessed in connection with the Transactions and the documents and agreements to be delivered hereunder (“Transfer Taxes”) shall be split fifty percent (50%) by Seller and (50%) by Buyer. Buyer shall timely pay any Transfer Taxes and timely file any Tax Return or other document with respect to such Taxes or fees (and Seller, NRM and each Company shall cooperate with respect thereto as necessary). For the avoidance of doubt, Transfer Taxes shall exclude all costs, fees and expenses payable to Governmental Authorities to consummate the Transactions under the HSR Act, all of which shall be payable by Buyer, except in the event of a termination of this Agreement by Buyer pursuant to Section 12(a)(iv)(A), in which case Seller shall promptly reimburse Buyer for 100% of all such reasonable costs, fees and expenses incurred by Seller with respect to compliance with the HSR Act.

(g)            Non-Competition; Non-Solicitation.

(i)            Subject only to the provisions of Section 8(g)(vi) hereof, Seller and each Seller Executive hereby agrees, severally and not jointly, that during the Restricted Period Seller and each Seller Executive shall not, and Seller shall not permit any Person over which it has control to:

(A)            engage directly or indirectly in a Competing Activity in the Restricted Territory; or

(B)            become an officer, director, stockholder, sole proprietor, owner, partner, member, or investor in, or otherwise acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in a Competing Activity in the Restricted Territory; provided, however, that Seller and each Seller Executive may own as a passive investment, shares of capital stock of a publicly-held corporation that engages in a Competitive Activity in the Restricted Territory if: (1) such shares are actively traded on an established national securities market in the United States or in a foreign jurisdiction; (2) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller or the applicable Seller Executive together with any of their respective Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding; and (3) neither Seller nor the applicable Seller Executive or any of their respective Affiliates is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(C)            (1) solicit, induce or attempt to induce any Person who, within the 365-day period ending on the Closing Date, was a supplier, customer, licensee, consultant or other business associate of Seller, NRM or either Company: (y) to cease doing business with Buyer or any of its Affiliates (including Merger Sub and both Companies); or (z) to diminish, reduce or materially alter such Person’s business relationship with Buyer or any of its Affiliates (including Merger Sub and both Companies); (2) solicit, induce or attempt to induce any potential supplier, customer, licensee, consultant or other Person who, within the 365-day period ending on the Closing Date, Buyer or its Affiliates (including Merger Sub and both Companies) was trying to transact business with: (y) to not establish a business relationship with Buyer or any of its Affiliates (including Merger Sub and both Companies); or (z) to establish a business relationship with any Person other than Buyer or any of its Affiliates (including Merger Sub and both Companies); or (3) assist any other Person to engage in the activities prohibited by clauses (1) or (2) of this subsection.

(D)            (1) solicit, induce or attempt to induce any Person who, within the 365-day period ending on the Closing Date, was an employee of Seller, NRM or either Company: (y) to leave his or her employment with Buyer or any of its Affiliates (including Merger Sub and both Companies); or (z) to diminish or materially alter said employee’s relationship with Buyer or any of its Affiliates (including Merger Sub and both Companies); (2) solicit, induce or attempt to induce any Person with whom Buyer or its Affiliates was trying to establish an employment relationship within the immediately preceding 365-day period: (y) to not establish an employment relationship with Buyer or its Affiliates (including Merger Sub and both Companies); or (z) to establish an employment relationship with any Person other than Buyer or its Affiliates (including Merger Sub and both Companies); or (3) assist any other Person to engage in the activities prohibited by clauses (1) and (2) of this subsection.

(E)            For the avoidance of doubt, for purposes of this Section 8(g)(i), all employees, suppliers, customers, licensees, consultants or other business associates of NRM prior to the Closing Date shall be considered the employees, suppliers, customers, licensees, consultants or other business associates of Merger Sub (as successor-in-interest to NRM) after the Closing Date as though NRM had been the entity surviving the Merger.

(ii)            Seller and each Seller Executive acknowledges and agrees that: (A) during the Restricted Period Buyer and its Affiliates (including Merger Sub and both Companies) will conduct operations and generate revenue throughout the Restricted Territory; (B) in order to assure Buyer and its Affiliates (including Merger Sub and both Companies) that Surviving Company and the Companies will retain the value of their operations after Closing, it is necessary that Seller and each Seller Executive abide by the restrictions set forth in this Section 8(g); (C) Buyer and its Affiliates (including Merger Sub and both Companies) would be greatly damaged if Seller or a Seller Executive engaged in any Competitive Activity in the Restricted Territory during the Restricted Period; and (D) the restrictive covenants contained in this Section 8(g) serve to protect the legitimate business interests of Buyer and its Affiliates (including Merger Sub and both Companies) in the Restricted Territory during the Restricted Term, including client good will, substantial relationships with prospective and existing clients, investors, distributors, vendors, and suppliers and a productive and competent and undisrupted workforce.

(iii)            The Restricted Period during which any Person subject to the provisions of this Section 8(g) is to refrain from Competing Activities in the Restricted Territory will be extended by any length of time during which it or he, as applicable, is in breach of this Section 8(g) (but such breach shall not, for the avoidance of doubt, extend the Restricted Period for any other Person). Seller and each Seller Executive acknowledges and agrees that the purposes and intended effects of the restrictive covenants set forth herein would be frustrated by strictly measuring the Restricted Period as two (2) years from the Closing Date in instances where Seller or a Seller Executive, as applicable, has failed to honor any restrictive covenant until required to do so pursuant to the Order of a Governmental Authority.

(iv)            Seller and each Seller Executive acknowledges and agrees that: (A) it may be difficult to measure the damages from any breach or threatened breach of the restrictive covenants in this Section 8(g); (B) that injury to Buyer or its Affiliates (including Merger Sub and both Companies) may be irreparable; and (C) that money damages may not be an inadequate sole remedy for such breach. Accordingly, Seller and each Seller Executive acknowledges and agrees that if Seller or a Seller Executive, as applicable, breaches or threatens to breach the restrictive covenants in this Section 8(g), Buyer or any of its Affiliates (including Merger Sub and both Companies) shall, in addition to all other remedies available at law or in equity (including monetary remedies), be immediately entitled, upon a showing of sufficient evidence, to an injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage.

(v)            Seller and each Seller Executive acknowledges and agrees that: (A) the restrictive covenants set forth in this Section 8(g) are made in connection with this Agreement, specifically the consummation of the Transactions and the disposition by Seller of the NRM Common Stock and the Company Interests in connection therewith; (B) Seller owns all of the issued and outstanding NRM Common and al the issued and outstanding Company Interests; (C) each Seller Executive holds a significant membership interest in Seller; (D) Seller and each Seller Executive will receive significant consideration or benefit from the consummation of the Transactions; and (E) the restrictive covenants set forth in this Section 8(g) do not constitute a “Noncompetition agreement” subject to the provisions of Massachusetts General Laws c. 149, S. 24L.

(vi)            Notwithstanding the foregoing provisions of this Section 8(g), for so long as Brady and/or Carr, as applicable, are in compliance with the Permitted Competition Requirements, during the Restricted Period Brady and/or Carr may, in the aggregate, operate a cannabis cultivation business at a single physical location in the Restricted Territory under an Adult Use and/or Medical Marijuana Cultivation license issued by the CCC and/or Adult Use Marijuana Production license issued by the CCC (collectively, the “Permitted Cultivation Activity”), and a retail business at a single physical location in the Restricted Territory under an Adult Use and/or Medical Marijuana Retail license Issued by the CCC (the “Permitted Retail Activity”). For the avoidance of doubt: (A) if Carr or Brady is engaged in a Permitted Cultivation Activity, the other Person shall not be entitled to engage in a Permitted Cultivation Activity; (B) if Carr or Brady is engaged in a Permitted Retail Activity, the other Person shall not be entitled to engage in a Permitted Retail Activity; (C) neither Carr nor Brady shall be permitted to engage in Permitted Cultivation Activity or Permitted Retail Activity at more than one physical location at any time (regardless of whether or not permitted pursuant to the applicable Adult Use and/or Medical Marijuana Cultivation or Adult Use and/or Medical Marijuana Retail license). The right for Carr and/or Brady to engage in a Permitted Cultivation Activity and/or a Permitted Retail Activity shall be contingent on the following requirements (the “Permitted Competition Requirements”); (1) the physical location at which the Permitted Retail Activity occur shall not be within a thirty (30) mile radius of the Tyngsborough Location or the Millbury Location; (2) Buyer shall have a right of first refusal to purchase at least (20%) of the cannabis flower produced in connection with the Permitted Cultivation Activity at market rates (as mutually agreed by Buyer and the Person engaged in the Permitted Cultivation Activity in good faith); and (3) the Permitted Cultivation Activity shall not have flowering canopy that exceeds five thousand (5,000) square feet without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. In the event that Carr or Brady does not comply with the Permitted Competition Requirements at any time during the Restricted Period, the right of the non-complying Person to engage in a Permitted Cultivation Activity and/or a Permitted Retail activity shall immediately cease and be of no further force or effect, and the remaining provisions of this Section 8(g) shall apply to such Person for the remainder of the Restricted Period.

(h)            Purchase Price Allocation.

(i)            The Parties hereto agree that for U.S. federal income Tax purposes, the purchase and sale of the Company Interests shall be treated as a purchase of all of the assets of McMann and Valiant. The Parties further agree that where applicable, such treatment shall apply for state, local, and foreign income Tax purposes.

(ii)            Within forty-five (45) days after the Closing Date, Buyer shall prepare a schedule (the “Draft Allocation”) allocating the Company Interest Purchase Consideration and any other consideration paid by Buyer (or deemed to be paid by Buyer) to Seller for the Company Interests among all the assets of McMann and Valiant [***] (the “Assets”). The allocation shall be done in such a manner so as to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations. Within thirty (30) days of its receipt of such Draft Allocation (the “Draft Allocation Review Period”), Seller will provide Buyer with a written notice of any proposed changes to the Draft Allocation (a “Draft Allocation Dispute Notice”), together with revised allocations as proposed by Seller and a detailed explanation of the basis for such proposed changes. If Seller does not provide Buyer with a Draft Allocation Dispute Notice within the Draft Allocation Review Period, the Draft Allocation shall become final (the “Final Allocation”).

(iii)            If Seller provides Buyer with a Draft Allocation Dispute Notice during the Draft Allocation Review Period, Seller and Buyer (and/or their Representatives, as necessary) shall discuss such proposed changes in good faith for a period not to exceed fifteen (15) days from the date of Buyer’s receipt of the Draft Allocation Dispute Notice (the “Draft Allocation Dispute Period”) and shall attempt to resolve any disputes. If Seller and Buyer are able to reach a mutually satisfactory agreement as to all proposed changes during the Draft Allocation Dispute Period, the Draft Allocation shall be modified to reflect such agreed changes and shall become the Final Allocation.

(iv)            In the event Seller and Buyer cannot agree on an allocation schedule during the Draft Allocation Dispute Period, any applicable disputes shall be resolved by an Independent Accountant selected in the same manner as set forth in Section 1(i)(iv) and such Independent Accountant shall resolve the issues underlying the disputed allocations only and make any corresponding adjustments to the Draft Allocation. Seller and Buyer agree that all adjustments shall be made without regard to materiality. The decision of the Independent Accountant with respect to each disputed allocation must be within the range of values assigned to each such item in the Draft Allocation and the Draft Allocation Dispute Notice, respectively.

(v)            The Independent Accountant shall make a determination as soon as practicable and in any event within thirty (30) days (or such other time as Seller and Buyer shall agree in writing) after its engagement, and its resolution of the disputed allocations and its corresponding adjustments to the Draft Allocation shall be conclusive and binding on all Parties (and any other Person) for all purposes hereunder absent fraud or gross negligence. Upon resolution of all disputed allocations by the Independent Accountant, such disputed allocations the Draft Allocation shall be deemed the Final Allocation. Judgment on the determination of the Independent Accountant may be entered by any state court of competent jurisdiction located in the Commonwealth of Massachusetts.

(vi)            The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding the foregoing, upon resolution of each disputed allocation, Seller and Buyer shall true-up all payments made to the Independent Accountant such that each of Seller and Buyer has paid an amount inverse to the aggregate proportion by which the Independent Accountant resolves each disputed allocation in favor of one Party or the other. By way of example, but not by way of limitation, if a disputed allocation pertains to an Asset being assigned a One Hundred Thousand Dollars ($100,000) allocation by Buyer and a zero Dollar ($0) allocation by Seller, and the Independent Accountant determines that the proper allocation for such asset is Eighty Thousand Dollars ($80,000), Buyer would pay twenty percent (20%) of the Independent Accountant’s fees and expenses and Seller would pay eighty percent (80%) of the Independent Accountant’s fees and expenses.

(vii)            Upon determination of the Final Allocation, Seller shall promptly prepare (or cause to be prepared) an IRS Form 8594 (including any necessary supplement) consistent with the allocation set forth in the Final Allocation and shall deliver a copy thereof to Buyer. Seller and Buyer shall each file such completed IRS Form 8594 (including any necessary supplement) with the IRS in a timely manner.

(viii)            If there is an increase or decrease in consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(ii)(B) after the Parties have filed the initial IRS Form 8594, the Parties shall allocate (or if they cannot agree to such an allocation, an Independent Accountant shall allocate) such increase or decrease in consideration paid by Buyer to Seller among the Assets as required by and consistent with Section 1060 and the applicable Treasury Regulations which shall be the revised Final Allocation.

(ix)            The Parties hereto shall make consistent use of and adhere to the Final Allocation (or if applicable, the most recent revised Final Allocation) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code and the applicable Treasury Regulations. The Parties shall not take, or cause or permit to be taken any position on any Tax Return which would be inconsistent with or prejudice the allocations set forth on the Final Allocation (or if applicable, the most recent revised Final Allocation). In any Claim related to the determination of any Tax, no Party (or their respective Affiliates) shall contend or represent that such Final Allocation (or if applicable, the most recent revised Final Allocation) is not a correct allocation. For the avoidance of doubt, the Parties agree that the Final Allocation shall not be binding for any purpose other than Tax purposes.

ARTICLE 9

Conditions to Obligation to Close

(a)            Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Transactions is subject to satisfaction of the following conditions:

(i)            The representations and warranties of Seller, NRM and each Company set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date, and except for changes resulting from the operation of the Business in the Ordinary Course of Business or otherwise permitted hereunder.

(ii)            The representations and warranties of each Seller Executive set forth in Section 6 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

(iii)            Seller, NRM and each Company shall have performed and complied in all material respects with all of their respective covenants hereunder that are required to be performed or complied with at or prior to Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller, NRM and each Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects at or prior to Closing;

(iv)            The Parties shall have obtained all regulatory approvals necessary to consummate the Transaction, including, without limitation, approval from the CCC and such other Governmental Authorities as may be required to transfer ownership of the Cannabis Licenses and all other Permits from NRM and each Company to Buyer;

(v)            The Transactions shall have been approved by the Board of Directors of Parent;

(vi)            Buyer shall be satisfied with its due diligence of Seller, NRM and each Company in Buyer’s sole discretion, provided that this condition shall be deemed to have been satisfied unless Buyer terminates this Agreement within thirty (30) days following the Effective Date;

(vii)            No Claim involving Seller, NRM or either Company shall be pending or threatened in writing before any Governmental Authority, arbitrator or mediator wherein an unfavorable Order would: (A) prevent consummation of any of the Transactions or any part thereof, (B) cause any element of the Transactions or any part thereof to be rescinded following consummation, (C) adversely affect the right of Buyer to own any NRM Common Stock or any Company Interests or to control NRM or either Company, or (D) adversely affect the right of NRM or either Company to own its assets and to operate its businesses (and no such Order shall be in effect);

(viii)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions contemplated by this Agreement or any portion thereof illegal (excepting illegality arising out of the Federal Cannabis Laws), restraining or prohibiting consummation of the Transactions or any portion thereof or causing the Transactions or any portion thereof to be rescinded following consummation;

(ix)            Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 9(a)(i), Section 9(a)(ii), Section 9(a)(iii) and Section 9(a)(vii) are satisfied in all respects;

(x)            If reasonably requested by Buyer, Seller shall have, and shall have caused each of its members (and their respective Affiliates and Representatives) to, execute a subscription agreement or other documentation, in form and substance acceptable to Parent in its reasonable discretion, with respect to the Merger Stock Consideration to be issued to Seller at Closing;

(xi)            Buyer shall have received, free and clear of all Liens, all certificates representing the NRM Common Stock and the Company Interests, properly endorsed, or, if the NRM Common Stock and/or the Company Interests are not certificated, an equity power and assignment separate from security for the NRM Common Stock and Company Interests, as applicable, in favor of Buyer, in each case in form and substance satisfactory to Buyer in its reasonable discretion;

(xii)            All actions to be taken by Seller, NRM and each Company in connection with consummation of the Transactions and all certificates, instruments, and other documents required to effect the Transactions shall be delivered to Buyer, and shall be in form and substance satisfactory to Buyer in its reasonable discretion;

(xiii)            The Lakeville Lease shall be in full force and effect;

(xiv)            Valiant shall have obtained from the Landlord and delivered to Buyer an estoppel certificate with respect to the Lakeville Lease, dated no more than thirty (30) days prior to the Closing Date, in form and substance satisfactory to Buyer (the “Estoppel Certificate”);

(xv)            Seller shall have delivered to Buyer a copy of the certificate of status or similar document of NRM and each Company issued within thirty (30) days of the Closing Date by the Secretary of State of Massachusetts showing each is in good standing in the Commonwealth of Massachusetts;

(xvi)            Seller shall have delivered to Buyer a certificate of an officer or manager of NRM and each Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, attesting to: (A) the certificate of incorporation or formation or similar organizational documents of such entity; (B) the operating agreement and/or or bylaws of such entity; and (C) a resolutions of the directors, board of managers or other authorizing body (or a duly authorized committee thereof) of such entity authorizing the execution, delivery, and performance of this Agreement by such entity and the consummation of the Transactions by such entity;

(xvii)            From the Effective Date, there shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to NRM and the Companies (or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions), nor shall any event or series or related events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect or Material Adverse Change to NRM and the Companies (or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions);

(xviii)        All Related Party Agreements shall have been terminated, except those specified by Buyer in writing in accordance with Section 7(h) hereof;

(xix)           All Employee Benefit Plans shall have been terminated with respect to NRM and each Company.

(xx)            [***];

(xxi)           The Landlord shall have approved the change of ownership of Valiant in writing;

(xxii)          All filings pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(xxiii)         Seller shall have caused all of the Key Employees listed on the Key Employee Schedule to enter into the Retention Agreements within thirty (30) days of the Effective Date;

(xxiv)         Each of the Key Employees subject to a Retention Agreement shall be employed by NRM or a Company on the Closing Date;

(xxv)          [***] shall have entered into the [***] within sixty (60) days of the Effective Date;

(xxvi)         Buyer shall have received from Seller a duly executed IRS Form W-9 and a certificate of non-foreign status in the form and substance satisfactory to Buyer and consistent with the provisions of Treasury Regulation Section 1.1445-2(b)(2)(iv);

(xxvii)        [***]; and

(xxviii)       Seller (as the sole shareholder of NRM) shall have voted to approve or otherwise adopt in writing the plan of merger (as such term is used in the MBCA) contained in this Agreement.

Buyer may waive any condition specified in this Section 9(a) by executing and delivering to Seller a writing so stating at or prior to the Closing.

(b)            Conditions to Sellers’ Obligation. The obligation of Seller to consummate the Transactions is subject to satisfaction of the following conditions:

(i)            The representations and warranties of Parent, Buyer, and Merger Sub set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)            Parent, Buyer, and Merger Sub shall have performed and complied in all material respects with all of their covenants hereunder that are required to be performed or complied with at or prior to Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)            The Parties shall have obtained all regulatory approvals necessary to consummate the Transactions, including, without limitation, approval from the CCC and such other Governmental Authorities as may be required to transfer ownership of NRM and the Companies with the Cannabis Licenses and all other Permits to Buyer;

(iv)            No Claim involving Parent, Buyer, or Merger Sub shall be pending or threatened in writing before any Governmental Authority, arbitrator or mediator wherein an unfavorable Order would: (A) prevent consummation of any of the Transactions or any part thereof, (B) cause any element of the Transactions or any part thereof to be rescinded following consummation (and no such Order shall be in effect);

(v)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions contemplated by this Agreement illegal (excepting illegality arising out of the Federal Cannabis Laws), restraining or prohibiting consummation of the Transactions or any portion thereof or causing the Transactions or any portion thereof to be rescinded following consummation;

(vi)            Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 9(b)(i), Section 9(b)(ii) and Section 9(b)(iv) are satisfied in all respects;

(vii)            Buyer shall have paid the Merger Cash Consideration and the Company Interest Purchase Consideration to Seller;

(viii)            Buyer, NRM and Valiant shall have jointly issued the Note to Seller;

(ix)            Parent shall have issued the Merger Stock Consideration to Seller; and

(x)            All actions to be taken by Parent, Buyer, and Merger Sub in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be delivered to Seller and in form and substance reasonably satisfactory to Seller.

Seller may waive any condition specified in this Section 9(b) if it execute a writing so stating at or prior to the Closing.

ARTICLE 10
Remedies for Breaches of This Agreement

(a)            Survival of Representations and Warranties.

(i)            The Parties, intending to shorten the applicable statute of limitation period, agree that all representations and warranties of Seller, NRM and each Company contained in Section 5 of this Agreement will survive for eighteen (18) months following the Closing Date (or, in the case of termination, the effective date of such termination); except that the representations and warranties in Section 5(a) (Organization), Section 5(b) (Authorization of Transactions), Section 5(c) (No Conflict or Violation); Section 5(d) (Consents and Approvals), Section 5(f) (Capitalization), Section 5(g) (Brokers’ Fees), Section 5(m) (Legal Compliance; Permits) and Section 5(gg) [***] (collectively, the “Seller Fundamental Representations”) will survive the Closing Date indefinitely, and the representations and warranties made in Section 5(n) (Taxation), Section 5(y) (Employees) and Section 5(z) (Employee Benefits) (collectively, the “Tax and ERISA Representations” and together with Seller Fundamental Representations, the “Seller Excluded Representations”) will survive the Closing Date (or, in the case of termination, the effective date of such termination) until sixty (60) days following the expiration of all applicable statutes of limitations (without giving effect to any waiver, or extension thereof by a Company when owned by Buyer). All covenants and agreements made by Seller, NRM or either Company contained in this Agreement that by their nature contemplate survival beyond the Closing Date or termination of this Agreement (including the indemnification obligations of Seller set forth in this Section 10) will survive the Closing Date (or, in the case of termination, the effective date of such termination) until fully performed or discharged. Any Claim by Buyer for a breach of a representation, warranty or covenant by Seller, NRM or either Company contained in this Agreement must be delivered to Seller in writing prior to the applicable expiration date set forth in this Section 10(a). Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by Buyer based on Seller’s, NRM’s or either Company’s intentional misrepresentation, willful breach or fraud will survive indefinitely.

(ii)            The Parties, intending to shorten the applicable statute of limitation period, agree that all representations and warranties of Parent, Buyer, and Merger Sub contained in Section 4 of this Agreement will survive for eighteen (18) months following the Closing Date, except that the representations and warranties in Section 4(a) (Organization), Section 4(b) (Authorization of Transactions), Section 4(c) (No Conflict or Violation), Section 4(d) (Consents and Approvals) and Section 4(e) (Brokers’ Fees) (collectively, the “Buyer Excluded Representations”) will survive the Closing Date indefinitely. All covenants and agreements made by Parent, Buyer, and Merger Sub contained in this Agreement that by their nature contemplate survival beyond the Closing Date or termination of this Agreement (including the indemnification obligations of Buyer set forth in this Section 10) will survive the Closing Date (or, in the case of termination, from the effective date of such termination) until fully performed or discharged. Any Claim by Seller for a breach of a representation, warranty or covenant by Parent, Buyer or Merger Sub contained in this Agreement must be delivered in writing to Buyer prior to the applicable expiration date set forth in this Section 10(b). Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by Seller based on Parent’s, Buyer’s, or Merger Sub’s intentional misrepresentation, willful breach or fraud will survive indefinitely.

(iii)            Written notice of any Claim for breach of representation, warranty or covenant delivered to the Party against whom such indemnification is sought prior to the above referenced applicable expiration date will survive thereafter and, as to any such Claim, such expiration, if any, will not affect the rights to indemnification under this Section 10 of the Party bringing such Claim.

(b)            Indemnification by Seller. In the event Seller, NRM or a Company breaches (or in the event any third party alleges facts that, if true, would mean Seller, NRM or a Company has breached) any of its representations, warranties or covenants contained herein, and provided Buyer provides Seller with timely written notice of a Claim for which Buyer is seeking indemnification pursuant to Section 10(a)(i) hereof, Seller shall be obligated to indemnify, defend and hold Parent, Buyer, their Affiliates (including for the avoidance of doubt Merger Sub and the Companies after the Closing Date) and all their respective Representatives (collectively, the “Buyer Parties”) harmless from and against the entirety of any Adverse Consequences a Buyer Party may suffer (including any Adverse Consequences a Buyer Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach). For the avoidance of doubt, this Section 10(b) shall survive the Closing (or, in the case of termination, the effective date of such termination).

(c)            Indemnification by Buyer. In the event Parent, Buyer, or Merger Sub breaches (or in the event any third party alleges facts that, if true, would mean Parent, Buyer, or Merger Sub has breached) any of its representations, warranties or covenants contained herein, and provided Seller provides Buyer with timely written notice of a Claim for which Seller is seeking for indemnification pursuant to Section 10(a)(ii) hereof, Buyer shall be obligated to indemnify, defend and hold Seller harmless from and against the entirety of any Adverse Consequences Seller may suffer (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach). For the avoidance of doubt, this Section 10(c) shall survive the Closing (or, in the case of termination, the effective date of such termination).

(d)            Limitations on Indemnification.

(i)            For purposes of this Section 10(d), the term “Threshold” means a dollar amount equal to $500,000.

(ii)            Subject to Section 10(d)(iii) hereof, Seller shall not be liable for any Adverse Consequences pursuant to Section 10(b) until the aggregate amount of all Adverse Consequences suffered by the Buyer Parties exceeds the Threshold, in which case, subject to Seller Maximum Indemnification Liability, the Buyer Parties will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by the Buyer Parties (including, for the avoidance of doubt, the Threshold amount). For purposes hereof, the “Seller Maximum Indemnification Liability” shall be equal to Twenty-Two Million Dollars ($22,000,000), except for any Claim by a Buyer Party arising from, related to or in connection with: (A) the Seller Excluded Representations, or (B) Seller’s, NRM’s, a Company’s or any of their Affiliates’ or Representatives intentional misrepresentation, willful breach or fraud, in which case Seller shall be responsible for all Adverse Consequences up to but not in excess of One Hundred and Ten Million Dollars ($110,000,000).

(iii)            Notwithstanding anything contained herein to the contrary, including the provisions of Section 10(d)(ii) hereof, with respect to any Adverse Consequences paid, incurred, suffered or sustained by any Buyer Party resulting from, arising out of, relating to, in the nature of, or caused by the [***] or the Fee Structure Letter: (A) Seller shall be liable for all Adverse Consequences pursuant to Section 10(b) without regard to the Threshold; (B) all such Adverse Consequences shall not count towards the Threshold; and (C) the Seller Maximum Indemnification Liability shall not apply, and Seller shall be liable for all Adverse Consequences without limitation.

(iv)            To the extent that Buyer receives a Tax refund or realizes a reduction in its Tax liabilities from having to make any payments as a result of or in connection with any Adverse Consequences, Seller’s obligation to Buyer under this Section 10 shall be reduced to take into account any such Tax benefit realized (determined on a with-and-without basis) by the Buyer as a result of such Adverse Consequences.

(v)            Seller shall not be obligated to indemnify any Buyer Party with respect to any Adverse Consequence to the extent that such Adverse Consequence was accounted for in an adjustment to the Purchase Price, or if the Adverse Consequences arise by reason of discrepancies in the Financial Statements that relate to the amounts due to or from NRM, on the one hand, and either Company, on the other hand, the net effect of which is to not alter the Financial Statements, but the Merger Consideration and the Company Interest Purchase Consideration, respectively, shall be adjusted to reflect all such changes as provided in Section 1(i) and Section 2(e).

(vi)            Buyer shall not be liable for any Adverse Consequences pursuant to Section 10(c) until the aggregate amount of all Adverse Consequences suffered by Seller exceeds the Threshold, in which case, subject to the Buyer Maximum Indemnification Liability, Seller will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by Seller (including, for the avoidance of doubt, the Threshold amount). For purposes hereof, the “Buyer Maximum Indemnification Liability” shall be equal to Twenty-Two Million Dollars ($22,000,000), except for any Claim by Seller arising from, related to or in connection with: (A) a Buyer Excluded Representation, or (B) Buyer’s or any of its Affiliates’ intentional misrepresentation, willful breach or fraud, in which case Buyer shall be responsible for all Adverse Consequences up to but not in excess of One Hundred and Ten Million Dollars ($110,000,000).

(e)            Notification of Claims. In the event that any Person (the “Indemnified Party”) becomes entitled to indemnification pursuant to this Agreement, the Indemnified Party may deliver to the other Party responsible for the indemnification (the “Indemnifying Party”) a signed certificate (an “Indemnification Notice”), which certificate will: (i) state that a Claim for indemnification is being made; (ii) specify the section(s) of this Agreement that have been breached by the Indemnifying Party or any other Person for whom the Indemnifying Party is responsible to provide indemnification for hereunder, (iii) state that Adverse Consequences have occurred or are reasonably likely to occur; and (iii) to the extent possible, specify in reasonable detail each individual Adverse Consequence including the amount thereof and the date such Adverse Consequence was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any Claim initiated by an unaffiliated third party which pertains to a matter for which indemnification may be sought hereunder (a “Third-Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.

(f)            Defense of Third-Party Claims.

(i)            An Indemnifying Party will have the right to conduct the defense of the Third-Party Claims and to defend and conduct the defense of the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the successful assertion of the Third-Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent materially adverse to the continuing business interests or the reputation of the Indemnified Party or its Affiliates; (E) the Indemnifying Party conducts the defense of the Third-Party Claim with reasonable diligence; and (F) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to result in criminal proceedings against the Indemnified Party or its Affiliates.

(ii)            So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10(f)(i): (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) and without the Indemnified Party receiving an unconditional release of such Third-Party Claims.

(iii)            In the event any of the conditions in Section 10(f)(i) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 10.

(g)            Direct Claims. In the event of a Claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such Claim to an Indemnifying Party under this Section 10 (but excluding any Third-Party Claim) and the Indemnifying Party receiving such notice disputes all or any part of such Claim, then the Indemnified Party and the Indemnifying Party will first attempt to resolve such Claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 10(g) will be binding until reduced to a writing signed by the Indemnified Party and the Indemnifying Party. If the dispute is not resolved within twenty (20) business days after the date of delivery of such Claim, then such dispute will be resolved in accordance with Section 13(c). Nothing in this Section 10(g) will prevent any Party from seeking injunctive or other equitable relief in accordance with this Agreement.

(h)            Holdback and Set-Off.

(i)            Seller and Buyer agree that: (A) a number of shares of Parent Common Stock determined by dividing: (A) Eleven Million Five Hundred Thousand dollars ($11,500,000) by (B) the Closing Parent Common Stock Price (the “Holdback Shares”); (B) the principal amount of the Note; and (C) all Monthly Milestone Accruals for which Parent has not yet issued Parent Common Stock to Seller, shall each be subject to holdback or set-off by Buyer in accordance with the remaining terms of this Section 10(h). The Holdback Shares, the Note and the Monthly Milestone Accruals shall constitute partial security for the satisfaction of all Adverse Consequences for which Seller is responsible to a Buyer Party pursuant to Section 10(b) hereof.

(ii)            All Holdback Shares shall contain a special legend which shall read as follows:

“THESE SECURITIES ARE FURTHER SUBJECT TO RESTRICTIONS ON TRANSFER AND SET-OFF, CANCELLATION AND FORFEITURE PURSUANT TO THE PROVISIONS OF THAT CERTAIN MERGER AND MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG JUSHI MA, INC., JUSHI INC., SAMMARTINO INVESTMENTS LLC, NATURE’S REMEDY OF MASSACHUSETTS, INC., MCMANN LLC, VALIANT ENTERPRISES, LLC AND THE OTHER PARTIES THERETO, DATED [●].”

(iii)            The Holdback Shares shall be released to Seller according to the following schedule: (A) fifty percent (50%) of the Holdback Shares shall be released on the first (1st) anniversary of the Closing Date; and (B) fifty percent (50%) of the Holdback Shares shall be released on the second (2nd) anniversary of the Closing Date. Subject to the remaining provisions of this Section 10(h), Buyer shall instruct its transfer agent to remove the special legend on each Holdback Share on the date such Holdback Share is to be released to Seller.

(iv)            All Adverse Consequences for which Seller is responsible to a Buyer Party pursuant to Section 10(b) hereof shall first be satisfied from the Holdback Shares that have not been released to Seller. The number of Holdback Shares used to satisfy such Adverse Consequences shall be determined by dividing: (A) the amount of such Adverse Consequences, by (B) the Closing Parent Common Stock Price (rounded down to the nearest whole share). All Holdback Shares used to satisfy the Adverse Consequences suffered by a Buyer Party shall be cancelled by Buyer and Seller shall have no further right thereto or interest therein for any purpose.

(v)            In the event the amount of any Adverse Consequences for which Seller is responsible to a Buyer Party pursuant to Section 10(b) hereof exceeds the value of the Holdback Shares that have not been released to Seller (determined by multiplying the number of Holdback Shares remaining by the Closing Parent Common Stock Price), Buyer shall then set-off the outstanding principal amount of the Note by the amount by which the Adverse Consequences exceed the value of the Holdback Shares that have not been released to Seller.

(vi)            In the event the amount of any Adverse Consequences for which Seller is responsible to a Buyer Party pursuant to Section 10(b) hereof exceeds the principal amount remaining on the Note, Buyer shall set-off the value of all Monthly Milestone Accruals for which Parent has not yet issued Parent Common Stock to Seller (and which have not previously been set-off pursuant to this Section 10(h)(vi)), if any, by the amount by which the Adverse Consequences exceed the principal amount remaining on the Note.

(vii)            In the event the amount of any Adverse Consequences for which Seller is responsible to a Buyer Party pursuant to Section 10(b) hereof exceeds the value of all Monthly Milestone Accruals for which Parent has not yet issued Parent Common Stock to Seller (and which has not previously been set-off pursuant to this Section 10(h)(vi)), if any, Seller shall pay to Buyer the difference in accordance with Section 10(i)(iv) hereof.

(viii)            If there are any unresolved Claims by Buyer against Seller on the second (2nd) anniversary of the Closing Date (“Unresolved Claims”), and the outstanding principal amount of the Note is insufficient to satisfy the Adverse Consequences for which Seller is, responsible to a Buyer Party in connection with such Unresolved Claims, Buyer may retain, solely until such Unresolved Claims are resolved or satisfied, that portion of the remaining Holdback Shares as Buyer determines in its reasonable good faith to be necessary to satisfy such Unresolved Claims, with the value of each Holdback Share for the purpose of such determination equal to the Closing Parent Common Stock Price (the “Retained Holdback Shares”). To the extent any Retained Holdback Shares are not used to satisfy an Unresolved Claim, Buyer shall instruct its transfer agent to remove the special legend on such Retained Holdback Shares and such Retained Holdback Shares shall thereafter be released to Seller.

(i)            Other Indemnification Matters.

(i)            All indemnification payments made pursuant to this Section 10 will be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

(ii)            The foregoing indemnification provisions are Seller’s exclusive remedy for Claims against Buyer and Buyer’s exclusive remedy for Claims against Seller, NRM or either Company, excluding Claims for equitable relief specifically permitted hereunder. For the avoidance of doubt, nothing contained herein shall limit any Claims by Buyer against a Seller Executive or any remedies at law or in equity available to Buyer in connection with Claims against any Seller Executive.

(iii)            Seller hereby agrees that Seller will not make any demand for indemnification, reimbursement, contribution or any other amount whatsoever from Merger Sub nor either Company in connection with Seller’s indemnification obligations set forth in this Section 10, and neither Merger Sub nor either Company shall have any obligation to indemnify, reimburse, contribute or pay any amount to Seller or any other Person in connection with Seller’s indemnification obligations under this Section 10.

(iv)            Subject to the provisions of Section 10(h), all indemnification payments made pursuant to this Section 10 shall be paid by wire transfer of immediately available funds.

(v)            Seller shall only be responsible for any Adverse Consequences suffered by a Buyer Party in connection with a breach of Section 8(g) by Seller, and not for breaches by any Seller Executives.

ARTICLE 11
Tax Matters

(a)            Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(i)            Seller will prepare or cause to be prepared and will file or cause to be filed all material Tax Returns (including any business, professional and occupational license Taxes or similar Taxes) for NRM and with respect to the Disregarded Entity Businesses for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”). Each Tax Return referred to in this Section 11(a)(i) will be prepared in a manner consistent with past practices and without a change of any election, accounting method or convention (in each case except as otherwise required by Applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), Seller will submit such Tax Return to Buyer for review, and comment and approval (not to be unreasonably withheld, conditioned or delayed). Buyer will provide any written comments to Seller no later than fifteen (15) days after receiving any such Tax Return and, if Buyer does not provide any written comments within fifteen (15) days, Buyer will be deemed to have accepted such Tax Return. Buyer and Seller will attempt in good faith to resolve any dispute with respect to any such Tax Return. If Buyer and Seller are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for any such Tax Return, Seller shall make the final determination with respect to the issues underlying such dispute in a manner consistent with past practices and without a change of any election, accounting method or convention (in each case except as otherwise required by Applicable Law), and the applicable Tax Return shall be filed consistent with such final determination. McMann and Valiant are disregarded entities of Seller for income tax purposes pursuant to Treasury Regulations Section 301.7701-3(a) (and any comparable provision of state, local or foreign Tax Law). Therefore, both McMann’s and Valiant’s 2021 income, gain, loss and deduction through the Closing Date shall be reported on the U.S. federal income Tax Form 1065 and all comparable state, local or foreign income Tax Returns of the Seller for the Tax year ended December 31 of the year in which the closing occurs (or earlier if the Seller liquidates or ceases to exist)(the “Seller Partnership Tax Returns”), and there shall not be a separate 2021 U.S. federal income Tax return filed by McMann or Valiant. The Seller Partnership Tax Returns shall include the results and allocation of the Membership Interest Purchase Consideration as prepared in accordance with Section 8(h). The Seller Partnership Tax Returns shall be prepared in a manner that is consistent with the best practice of the Seller.

(ii)            Buyer will prepare or cause to be prepared and will file or cause to be filed all Tax Returns of Merger Sub and each Company and with respect to the Disregarded Entity Businesses that are required to be filed after the Closing Date with respect to any Straddle Period (excluding the Seller Partnership Tax Returns). Each Tax Return referred to in this Section 11(a)(ii) will be prepared in a manner consistent with past practices of the applicable entity and without a change of any election, accounting method or convention (in each case except as otherwise required by Applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), Buyer will submit such Tax Return to Seller for review, and comment, and approval (not to be unreasonably withheld, conditioned or delayed). Seller will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if Seller does not provide any written comments within fifteen (15) days, Seller will be deemed to have accepted such Tax Return. Buyer and Seller will attempt in good faith to resolve any dispute with respect to any such Tax Return. If Buyer and Seller are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for any such Tax Return, Buyer shall make the final determination with respect to the issues underlying such dispute, and the applicable Tax Return shall be filed consistent with such final determination, unless not consistent with past practices of the applicable entity and without a change of any election, accounting method or convention (in each case except as otherwise required by Applicable Law).

(iii)            For purposes of this Section 11, the portion of Tax with respect to the income, property or operations of NRM and each Company that is attributable to any Tax period that begins on or before the Closing Date and ends on or after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 11(a)(iii). The portion of such Tax attributable to the Pre-Closing Straddle Period will: (A) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits of the entities earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period; and (B) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits of NRM or the Companies earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(iv)            Seller will be liable for all Taxes owed with respect to any Tax Return and with respect to the Disregarded Entity Businesses for any Pre-Closing Tax Period and, in the case of a Tax Return for a Straddle Period, all Taxes attributable to the Pre-Closing Straddle Period, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith [***]. Seller shall pay to Buyer within fifteen (15) days after the date on which Seller receives written notice that Taxes are paid with respect to such periods in an amount equal to the portion of such Taxes which relates to the portion of such Pre-Closing Tax Period or Pre-Closing Straddle Period, as the case may be.

(v)            To the extent permitted by Applicable Law, any Tax deductions with respect to any selling expenses, transaction costs or similar expenses (including, without limitation, Seller Transaction Expenses) will be allocated to the Pre-Closing Tax Period or the Pre-Closing Straddle Period.

(vi)            Seller and Buyer will cooperate fully in connection with the filing of Tax Returns pursuant to this Section 11 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include (upon the other Party’s request) the provision of records and information that are available and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer further agree, upon the request of the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(vii)            Notwithstanding Section 10 or anything contained herein to the contrary, to the extent of any inconsistences between Section 10 and this Section 11(a)(vii), this Section 11(a)(vii) will control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer will promptly notify Seller: (A) upon receipt by Buyer or any Affiliate of Buyer of any notice of any audit or examination of any Tax Return of Surviving Company or either Company relating to any Pre-Closing Tax Period or Straddle Period and any other proposed change or Claim related to Taxes from any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”); or (B) prior to Buyer, Merger Sub or either Company initiating any Tax Matter with any Tax authority relating to any Pre-Closing Tax Period or Straddle Period. Seller may, at Seller’s sole cost and expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter; provided that the failure of Buyer to provide notices as required under this Section 11(a)(vii) will not negate Buyer’s right to indemnification under this Section 11 and Section 10 with respect to Tax Liabilities resulting from such Tax Matter except to the extent that Seller is prejudiced as a result of such failure. If Seller assumes such defense, then Seller will have the authority, with respect to any Tax Matter, to represent the interests of Surviving Company or the applicable Company before the relevant Tax authority and Seller will have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Seller has assumed such defense, then Seller will be entitled to defend and settle such Tax Matter; provided, however, that Seller will not enter into any settlement of or otherwise resolve any such Tax Matter to the extent that it adversely affects the Tax Liability of Buyer, Surviving Company or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of Buyer. Seller will keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow Buyer to consult with Seller regarding the conduct of or positions taken in any such proceeding. Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by Seller. Except as otherwise provided in this Section 11(a)(vii), Buyer shall have the right, at its own expense, to exercise control at any time over any Tax Matter regarding any Tax Return of Surviving Company (including the right to settle or otherwise terminate any contest with respect thereto).

(viii)            Any refunds for Taxes (including any interest in respect thereof actually received from a Governmental Authority), net of reasonable expenses and net of any income Taxes of Buyer, Surviving Company or either Company or any of their respective Affiliates attributable to such refund, actually received by Buyer, Surviving Company or either Company, and any amounts credited against Taxes to which Buyer, Surviving Company or either Company, or any of their respective Affiliates become entitled and that reduce or could reduce the Taxes otherwise payable by Buyer, Surviving Company or either Company, or any of their respective Affiliates (including by way of any amended Tax return), related to, or resulting or arising, directly or indirectly from Taxes of NRM or either Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be for the benefit of Seller (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date).

(ix)            Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 11 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and, except to the extent specifically set forth in Section 11(a)(vii) above, any indemnification obligations arising pursuant to this Section 11 will be subject to the provisions of Section 10 hereof.

ARTICLE 12
Termination

(a)            Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(i)            By mutual written consent of Buyer and Seller;

(ii)            By either Buyer or Seller if a Governmental Authority will have issued an Order or taken any other action (excluding any Order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transactions or any part thereof; provided, that the right to terminate this Agreement under this Section 12(a)(ii) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has resulted in the issuance of such Order or caused such action;

(iii)            By Buyer upon written notice to Seller within thirty (30) days following the Effective Date if Buyer is not satisfied, in its sole discretion, with its due diligence of Seller, NRM or either Company;

(iv)            By Buyer upon written notice to Seller at any time prior to Closing if: (A) Seller, NRM or a Company has breached any representation, warranty or covenant contained in this Agreement in any material respect and; (1) the breach cannot be cured, or (2) the breach can be cured, but has continued without cure for a period of thirty (30) days after Seller informs Buyer in writing, or Buyer informs Seller in writing, as the case may be, of such breach; (B) Buyer determines that there has been, or is reasonably likely to be, a failure of a condition precedent to Buyer’s obligation to consummate the Transactions; (C) Buyer determines there has been, or is reasonably likely to be, a Material Adverse Effect on, or a Material Adverse Change to, NRM and the Companies (or NRM or either Company individually if such Material Adverse Effect or Material Adverse Change relates to the ability of NRM or the applicable Company to consummate the Transactions); (D) the Closing has not occurred by the first anniversary of the Effective Date;

(v)            By Buyer upon written notice to Seller on the calendar day immediately preceding the Closing Date if the average of the daily VWAPs for a share of Parent Common Stock (in US Dollars) on the fifteen (15) Trading Days immediately preceding the Closing Date is equal to or less than eighty percent (80%) of the Effective Date Parent Common Stock Price;

(vi)            By Seller upon written notice to Buyer at any time prior to Closing if: (A) Parent, Buyer, or Merger Sub has breached any representation, warranty or covenant contained in this Agreement in any material respect; and (1) the breach cannot be cured, or (2) Seller has notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after receipt by Buyer of the written notice of breach; or (B) the Closing has not occurred by the first anniversary of the Effective Date; or

(vii)            By Seller upon written notice to Buyer on the calendar day immediately preceding the Closing Date if the average of the daily VWAPs for a share of Parent Common Stock (in US Dollars) on the fifteen (15) Trading Days immediately preceding the Closing Date is equal to or less than sixty percent (60%) of the Effective Date Parent Common Stock Price.

(b)            Effect of Termination. If this Agreement is terminated and the Transactions contemplated herein are abandoned prior to Closing pursuant to Section 12(a), this Agreement will forthwith become void, without Liability on the part of any Party hereto (except for the provisions of this Section 12(b) and Section 10, Section 11, Section 13(b), Section 13(c), Section 13(d) and Section 13(q), and such other provisions herein that contemplate survival beyond termination of this Agreement, all of which shall all survive such termination), and all rights and obligations of each Party will cease and be of no further force or effect, except that nothing in this Section 12(b) will relieve any Party from Liability imposed upon such Party pursuant to any Section of this Agreement that survives termination.

ARTICLE 13
Miscellaneous

(a)            Further Assurances. Following the Closing Date, each Signatory will cooperate in good faith with each other Signatory and will take all commercially reasonable actions which may be reasonably necessary or advisable to carry out and consummate the Transactions.

(b)            Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder will be in writing and: (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) deposited with a reputable overnight courier service for next business day delivery (such couriered notice to be effective one (1) business day after the date it is sent by courier), or (iii) sent by e-mail (with electronic confirmation of delivery or receipt), as follows:

If to Seller, Brady, Carr or Lundberg:

Sammartino Investments LLC

69 Milk Street, Suite 110

Westborough, MA 01581

E-mail: [***]

With a copy to (which shall not constitute notice):

Prince Lobel Tye LLP

One International Place

Boston, MA 02210

Attn: John F. Bradley

Email: [***]

If to Buyer:

c/o Jushi Inc.

Attn: Legal Department

1800 NW Corporate Blvd, Suite 200

Boca Raton, FL 33431

Email:[ ***]

Buyer or Seller (on behalf of itself, Brady, Carr and Lundberg) may, upon written notice to the other Party, designate any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

(c)            Governing Law; Dispute Resolution.

(i)            All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

(ii)            Each Signatory hereby agrees that any Claim seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, whether in contract, tort, or otherwise, shall be brought exclusively in the state courts of the Commonwealth of Massachusetts located in Suffolk County. Each Signatory hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum.

(iii)            EACH SIGNATORY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY CLAIM OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY SIGNATORY AGAINST ANY OTHER SIGNATORY OR ANY AFFILIATE OF ANY OTHER SIGNATORY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH SIGNATORY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SIGNATORY FURTHER AGREES THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY CLAIM, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(d)            Expenses. Except to the extent expressly provided to the contrary in this Agreement: (i) Seller will pay all legal, accounting and other expenses of: (A) Seller related to this Agreement; and (B) NRM and each Company related to this Agreement that are incurred prior to the Closing Date; and (ii) Buyer will pay all legal, accounting and other expenses of: (A) Buyer, Parent and Merger Sub related to this Agreement; and (B) each Company related to this Agreement that are first incurred on or after the Closing Date. Seller and/or each Seller Executive shall pay all legal, accounting, and other expenses of such Seller Executive.

(e)            Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and will not affect the meaning or interpretation of this Agreement.

(f)            Waiver. No failure of any Signatory to require, and no delay by any Signatory in requiring, any other signatory to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Signatory to exercise, and no delay by any Signatory in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Signatory of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by a Signatory of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

(g)            Effective; Binding. This Agreement will be effective upon the due execution hereof by each Signatory. Upon becoming effective, this Agreement will be binding upon each Signatory and its successors and permitted assigns, and will inure to the benefit of, and be enforceable by, each Signatory and its successors and permitted assigns.

(h)            Assignment. Neither Seller, NRM, either Company nor any Seller Executive may assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. Buyer may not assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of Seller, which may be granted or withheld in Seller’s sole discretion, provided that Buyer may assign all or any of its rights or obligations under this Agreement to one or more Affiliates of Buyer upon prior written notice to Seller (but without the consent of Seller), provided that Buyer will remain liable hereunder for the obligations of the assignee notwithstanding any such assignment.

(i)            Entire Agreement. This Agreement contains the entire agreement between the Signatories with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Signatories with respect to the subject matter of this Agreement.

(j)            Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Signatory, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify, amend or terminate this Agreement, impair or otherwise affect any obligation of any Signatory pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification or amendment of this Agreement will be effective unless made in writing duly executed by Seller and Buyer, provided that any modification or amendment to Section 8(g) that affects the rights, duties or obligations of a Seller Executive shall be executed by the affected Seller Executive.

(k)            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Signatory may execute this Agreement by facsimile (or other means of electronic transmission, such as by electronic mail in “.pdf” form) signature and the other Signatories will be entitled to rely on such facsimile (or other means of electronic transmission) signature as evidence that this Agreement has been duly executed by such Signatory.

(l)            Time is of the Essence. It is understood by each Signatory that time is of the essence hereof in connection with all obligations of under this Agreement.

(m)            Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

(n)            References to Sections and Schedules. All references in this Agreement to Sections (and other subdivisions) and Schedules refer to the corresponding Sections (and other subdivisions) and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires. The Recitals and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)            No Third-Party Beneficiaries. Except to the extent expressly provided to the contrary in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Signatories and their respective successors and permitted assigns.

(p)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(q)            Specific Performance. Each Signatory acknowledges and agrees that the other Signatory would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Signatory shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Signatory may be entitled, at law or in equity. In particular, the Signatories acknowledge and agree that that in the event Seller or any Seller Executive breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Signatories’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(r)            GENERAL RELEASE AND DISCHARGE. BY VIRTUE OF THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, SELLER, FOR AND ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS, BENEFICIARIES, ADMINISTRATORS, AND AFFILIATES (THE “RELEASING PARTIES”) DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE NRM AND EACH COMPANY, AND NRM’S AND EACH COMPANY’S CURRENT AND FORMER DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS FROM ANY AND ALL CLAIMS (AS DEFINED HEREIN) AND LIABILITIES (AS DEFINED HEREIN) OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY APPLICABLE LAW, WHETHER ARISING IN CONTRACT OR IN TORT, THAT THE RELEASING PARTIES EVER HAD, NOW HAVE OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF. NOTWITHSTANDING THE FOREGOING, THE RELEASING PARTIES DO NOT WAIVE OR RELEASE ANY RIGHTS OF SELLER CREATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY AGREEMENT ENTERED IN CONNECTION WITH THIS AGREEMENT.

(s)            Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Signatories, including, without limitation, requirements that the Signatories take no action in violation of the Massachusetts Cannabis Laws or the requirements, guidance or instruction of the CCC. The Signatories acknowledge and understand that the Massachusetts Cannabis Laws and/or the requirements, guidance or instruction of the CCC are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Massachusetts Cannabis Laws and/or the requirements, guidance or instruction of the CCC, the Signatories hereby agree to promptly (and agree to cause their Affiliates and all of their respective Representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure approval of the CCC for the transfer of the Permits in compliance with the Massachusetts Cannabis Laws and/or the requirements, guidance or instruction of the CCC, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the signatories’ original intentions but are responsive to and compliant with the requirements of the Massachusetts Cannabis Laws and/or the requirements, guidance or instruction of the CCC. In furtherance, and not in limitation of the foregoing, the Signatories further agree to respond to any informational requests, supplemental disclosure requirements, or other correspondence from the CCC and, to the extent permitted by the CCC, keep all other Signatories hereto fully and promptly informed as to any such requests, requirements, or correspondence.

ARTICLE 14
Definitions

As used in this Agreement, the following terms will have the meanings set forth below:

“Accounts Payable” means, without duplication, as of any date of determination, all bona fide accounts and notes payable, as applicable, including all checks written on “zero balance” or other bank accounts, if any, on or prior to the date of determination which have not cleared as of the date of determination, and which shall be determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements, but shall not include: (a) any accounts or notes payable to Seller, its Affiliates (other than NRM and the Companies) or any of their respective Representatives; (b) any accounts or notes payable exclusively between or among NRM and the Companies; (c) any NRM Transaction Expenses; or (d) any Companies Transaction Expenses.

“Accounts Receivable” means, without duplication, as of any date of determination, all bona fide trade accounts and notes receivable from the sale of goods to third-party customers, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements, but which shall not include, without limitation: (a) any accounts or notes receivable from Seller, its Affiliates (other than NRM and the Companies) or any of their respective Representatives; (b) any accounts or notes receivable exclusively between or among NRM and the Companies; (c) accounts or notes receivable pursuant to any Lease; and (d) any accounts or notes receivable classified as “Doubtful Accounts” or for which NRM or a Company, as applicable, has made an allowance, in each case as set forth in the Audited Financial Statements.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Seller, NRM, a Company or any of their respective Affiliates; (b) the issuance or acquisition of any equity securities of Seller, NRM, a Company or any of their respective Affiliates (including without limitation the NRM Common Stock and the Company Interests); (c) [***], the sale, lease, transfer, exchange or other disposition of any significant portion of NRM’s or a Company’s properties or assets or any of NRM’s or a Company’s Permits; or (d) any other transaction similar to the Transaction, or that could reasonably be expected to hinder, restrict or affect the ability of the Parties to consummate the Transactions in a timely manner.

“Additional Merger Consideration” has the meaning set forth in Section 1(f).

“Adverse Consequences” means any Claim, Order, Lien or Liability.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface to this Agreement.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets, including but not limited to the Massachusetts Cannabis Laws. Notwithstanding the foregoing, neither “Applicable Law” nor “Applicable Laws” shall include the Federal Cannabis Laws.

“Applications” means any applications, materials and other correspondences (including, without limitation, attachments, exhibits, variances and appendices) submitted to the CCC, the Town of Lakeville, the Town of Millbury, the Town of Tyngsborough, the Town of Grafton, or any other Governmental Authority in connection with the Massachusetts Cannabis Laws.

“Articles of Merger” has the meaning set forth in Section 3(a).

“Assets” has the meaning set forth in Section 8(h)(ii).

“Audited Financial Statements” has the meaning set forth in Section 7(n).

“Benefit Arrangement” means any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit.

“Brady” has the meaning set forth in the preface to this Agreement.

[***]

“Buyer” has the meaning set forth in the preface to this Agreement.

“Buyer Excluded Representations” has the meaning set forth in Section 10(a)(ii).

“Buyer Maximum Indemnification Liability” has the meaning set forth in Section 10(d)(vi).

“Buyer Parties” has the meaning set forth in Section 10(b).

“Cannabis Licenses” means the Cultivation License, the Manufacturing License, the Medical License and the Retail Licenses.

“Carr” has the meaning set forth in the preface to this Agreement.

“CCC” has the meaning set forth in the Recitals to this Agreement.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of deficiency, audit, charge, notice of violation, complaint, proceeding, injunction, hearing, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Closing” has the meaning set forth in Section 3(a).

“Closing Date” has the meaning set forth in Section 3(a).

“Closing Parent Common Stock Price” means the price per share reference price for a share of Parent Common Stock (in United States Dollars) equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the Closing Date, and which shall not be less than eighty-five percent (85%) of the closing price for a share of Parent Common Stock (in United States Dollars) on the Trading Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Accepted Reconciliation Item” has the meaning set forth in Section 2(e)(iii).

“Companies Closing Indebtedness Amount” has the meaning set forth in Section 2(d)(i).

“Companies Closing Indebtedness Schedule” has the meaning set forth in Section 2(d)(i).

“Companies Closing Net Working Capital” has the meaning set forth in Section 2(e)(i).

“Companies Closing Tax Amount” has the meaning set forth in Section 2(d)(iii).

“Companies Disputed Reconciliation Item” has the meaning set forth in Section 2(e)(iii).

“Companies Estimated Closing Adjustment Amount” has the meaning set forth in Section 2(c)(ii).

“Companies Estimated Closing Net Working Capital” has the meaning set forth in Section 2(c)(i).

“Companies Negative Closing Net Working Capital Amount” has the meaning set forth in Section 2(c)(ii).

“Companies Net Working Capital” means, as of any date of determination, the sum of the Companies’ Current Assets minus the Companies’ Current Liabilities, without giving effect to the consummation of the Transactions, and adjusted to exclude: (a) Accounts Receivable of either Company aged beyond one hundred and twenty (120) days of the earlier of the applicable invoice issuance date and the payment due date; and (b) damaged, obsolete or otherwise unsaleable Inventory of either Company, or Inventory of either Company older than one hundred and twenty (120) days, in each case as reflected on the Audited Financial Statements.

“Companies Net Working Capital Statement” has the meaning set forth in Section 2(c)(i).

“Companies Net Working Capital Target” means negative US$125,000.

“Companies Positive Closing Net Working Capital Amount” has the meaning set forth in Section 2(c)(ii).

“Companies Reconciliation Items” has the meaning set forth in Section 2(e)(i).

“Companies Reconciliation Period” has the meaning set forth in Section 2(e)(i).

“Companies Reconciliation Statement” has the meaning set forth in Section 2(e)(i).

“Companies Resolution Period” has the meaning set forth in Section 2(e)(iv).

“Companies Review Period” has the meaning set forth in Section 2(e)(ii).

“Companies Statement of Objections” has the meaning set forth in Section 2(e)(iii).

“Companies Transaction Expenses” means all (a) the costs, fees and expenses incurred by either Company in connection with the Transaction for investment bankers, third-party consultants, legal counsel, accountants and other advisors, and (b) change in control, retention, or transaction-related bonus amounts payable to, or for the benefit of, employees, officers, managers, contractors or directors of either Company as a consequence of the transactions contemplated by this Agreement, whenever payable, including any Taxes that become payable by either Company or Seller in connection therewith, in each of the foregoing clauses (a) and (b) to the extent unpaid as of the Closing Date.

“Companies Transaction Expense Schedule” has the meaning set forth in Section 2(d)(ii).

“Company” or “Companies” has the meaning set forth in the preface to this Agreement.

“Company Interests” has the meaning set forth in the Recitals to this Agreement.

“Company Interest Purchase” has the meaning set forth in the Recitals to this Agreement.

“Company Interest Purchase Closing” has the meaning set forth in Section 3(a).

“Company Interest Purchase Consideration” has the meaning set forth in Section 2(b).

“Competing Activity” means the engagement, directly or indirectly, in the business of obtaining Adult Use or Medical Marijuana Cultivation licenses and/or Adult Use or Medical Marijuana Retail licenses or operating a business under an Adult Use or Medical Marijuana Cultivation license and/or an Adult Use or Medical Marijuana Retail license, except to the extent the foregoing activities are at the direction of, and solely for the benefit of, Buyer or its Affiliates (including NRM and each Company after the Closing Date).

Competing Tyngsborough Dispensary” means an adult use cannabis retail dispensary which is open for ongoing sales to the public and is located in the Town of Tyngsborough.

“Confidential Information” has the meaning set forth in Section 8(d).

“Cultivation License” has the meaning set forth in the Recitals to this Agreement.

“Current Assets” means: (a) with respect to NRM, all Operating Cash, Accounts Receivable, Inventory and Prepaid Expenses of NRM; and (b) with respect to the Companies, all Operating Cash, Accounts Receivable, Inventory and Prepaid Expenses of the Companies on a consolidated basis.

“Current Liabilities” means: (a) with respect to NRM, all Accounts Payable and Other Current Liabilities of NRM; and (b) with respect to the Companies, all Accounts Payable and Other Current Liabilities of the Companies on a consolidated basis, in each case excluding all Indebtedness and all operating Lease rent payables other than past due rent.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable.

“Disclosure Schedule” has the meaning set forth in Section 5.

“Disregarded Entity Businesses” has the meaning set forth in the Recitals to this Agreement.

“Draft Allocation” has the meaning set forth in Section 8(h)(ii).

“Draft Allocation Dispute Notice” has the meaning set forth in Section 8(h)(ii).

“Draft Allocation Dispute Period” has the meaning set forth in Section 8(h)(iii).

“Draft Allocation Review Period” has the meaning set forth in Section 8(h)(ii).

“Effective Date” has the meaning set forth in the preface to this Agreement.

“Effective Date Parent Common Stock Price” means the price per share reference price for a share of Parent Common Stock equal to the average of the daily VWAPs for a share of Parent Common Stock on the fifteen (15) Trading Days immediately preceding the Effective Date.

“Effective Time” has the meaning set forth in Section 3(a).

“Employee Benefit Plan” means, collectively, all Employee Pension Benefit Plans, Employee Welfare Benefit Plans and Benefit Arrangements.

“Employee Pension Benefit Plan” will have the meaning set forth in ERISA Section 3(2), which is not a Multiemployer Plan).

“Employee Welfare Benefit Plan” will have the meaning set forth in ERISA Section 3(1).

“Enforceability Limitations” mean (a) bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, (b) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies, and (c) limitations regarding the enforceability of contracts under federal law in violation of the Federal Cannabis Laws.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate Governmental Authorities, employees, and/or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental, Health, and Safety Liabilities” means any Adverse Consequence (including, without limitation, any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) investigative, remedial, inspection or other Liabilities arising under Environmental Law or Occupational Safety and Health Law; (c) Liabilities for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such investigation, cleanup, removal, containment, or other remediation or response actions have been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estoppel Certificate” has the meaning set forth in Section 9(a)(xiv).

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, the regulations and rules promulgated under any of the foregoing and any other federal law, regulation or rule prohibiting, punishing, regulating or creating any form of liability for the cultivation, productions and marketing of cannabis that is otherwise in compliance with the Massachusetts Cannabis Laws.

[***]

“Final Allocation” has the meaning set forth in Section 8(h)(ii).

“Financial Statements” has the meaning set forth in Section 5(j).

“Finished Goods Inventory” means all inventory classified as “Finished Goods” in accordance with GAAP using the definition applied to the Audited Financial Statements, and that (a) have passed independent third-party testing; and (b) are not subject to a destruction order or indefinitely quarantined at the time of determination.

“First Milestone Period” shall mean the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date.

“First Milestone Period Outside Opening Date” has the meaning set forth in Section 1(f)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Holdback Shares” has the meaning set forth in Section 10(h)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 5(o)(iv).

“Indebtedness” means, with respect to any Person as of any date of determination and without duplication: (a) all obligations of such Person for borrowed money, including, without limitation, all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed or is nonrecourse to the credit of that Person, (e) all capital lease obligations of such Person (as defined under GAAP), (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (g) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) all obligations of such Person to its shareholders, members, partners or other equity-holders; (i) all any amounts, fines or monetary penalties asserted against such Person by any Governmental Authority (other than related to Taxes); and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person. Notwithstanding the foregoing, for purposes of this Agreement the term “Indebtedness” shall not include any obligations exclusively between or among NRM and each Company.

“Indemnification Notice” has the meaning set forth in Section 10(e).

“Indemnified Party” has the meaning set forth in Section 10(e).

“Indemnifying Party” has the meaning set forth in Section 10(e).

“Independent Accountant” has the meaning set forth in Section 1(i)(v).

“Infrastructure Improvements” has the meaning set forth in Section 7(t).

“Infrastructure Improvement Schedule” has the meaning set forth in Section 7(t).

“Intellectual Property” means all intellectual property of any kind or nature whatsoever including, without limitation: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and limited liability company names, together with all translations thereof, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap or click-through licenses, (f) web sites, website domain names, social media accounts and passwords and other e-commerce and social media assets, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (h) all Applications and all documentation incorporated therein.

“Inventory” means all Finished Goods Inventory and Other Inventory.

“Inventory Count” has the meaning set forth in Section 1(g)(i).

“IRS” means the United States Internal Revenue Service.

“Key Employee” has the meaning set forth in Section 7(q)(iii).

“Key Employee Schedule” has the meaning set forth in Section 7(q)(iii).

“Knowledge” means: (a) with respect to any Person that is a corporation, the actual knowledge of any director or senior officer; and (b) with respect to any Person that is a limited liability company, the actual knowledge of any manager or senior officer, in each case after due inquiry.

“Lakeville Lease” shall mean that certain Amended and Restated Lease Agreement by and between Valiant and Landlord, dated April 22, 2020, for the property located at 310 Kenneth Welch Drive, Lakeville, MA 02347.

“Landlord” means [***].

“Lease” or “Leases” means all leases, subleases, ground leases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which NRM or a Company uses or occupies or has the right to use or occupy any real property other than [***].

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by NRM or a Company pursuant to a Lease, and includes all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, all losses, damages, dues, penalties, fines, costs and expenses (including court costs and reasonable attorneys’ fees and expenses), amounts paid in connection with a settlement, compromise or judgement, and Taxes.

“Lien” means any mortgage, pledge, lien (statutory or other), encumbrance, easement, encroachment, right of way, right of first refusal, option, charge, or other security interest.

“Listed Intellectual Property” has the meaning set forth in Section 5(p)(ii).

“Local Agreements” means: (a) that certain Host Community Agreement, dated as of September 17, 2019, by and between NRM and the Town of Grafton, a Massachusetts municipal corporation; (b) that certain Host Community Agreement, dated as of January 3, 2018, by and between NRM and the Town of Millbury, a Massachusetts municipal corporation, as amended by that certain First Amendment to Host Community Agreement, dated as of August 16, 2018, by and between NRM and the Town of Millbury, a Massachusetts municipal corporation; (c) that certain Host Community Agreement, dated as of November 7, 2018, by and between NRM and the Town of Tyngsborough, a Massachusetts municipal corporation; (d) that certain Host Community Agreement, dated as of September 25, 2018, by and between NRM and the Town of Lakeville, a Massachusetts municipal corporation; and (e) that certain Host Community Agreement, dated as of June 2018, by and between NRM and the Town of Lakeville, a Massachusetts municipal corporation.

“Lundberg” has the meaning set forth in the preface to this Agreement.

“Manufacturing License” has the meaning set forth in the Recitals to this Agreement.

“Massachusetts Cannabis Laws” means Commonwealth of Massachusetts Chapter 269 of the Acts of 2012, M.G.L. c.94I, and 935 CMR 501.000 et. seq., St. 2016, c. 334 as amended by St. 2017, c. 55, M.G.L. c. 94G, and 935 CMR 500.000 et. seq.

“MassCIP” means the Massachusetts Cannabis Industry Portal operated by the CCC.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to NRM and each Company, any event, occurrence, fact, condition, or change that would be (or would reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of NRM and the Companies taken as a whole, or to the ability of NRM or either Company to consummate the Transactions contemplated hereby, and with respect to any other Person, any event, occurrence, fact, condition, or change that would be materially adverse to the businesses, assets, conditions (financial or otherwise), operating results or operations of such Person, or to the ability of such Person to consummate the Transactions contemplated hereby, provided, however, that neither “Material Adverse Effect” nor “Material Adverse Change” shall include any event, occurrence, fact, condition, or change arising out of or directly attributable to: (a) general economic or political conditions; (b) conditions generally affecting the Massachusetts industries in which NRM and the Companies (taken as a whole) or such other Person operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any changes in accounting rules, including GAAP or the International Financial Reporting Standards; (f) any requirements of Applicable Law or a Governmental Authority arising due to any epidemic or pandemic as formally declared by the World Health Organization (including specifically the COVID-19 virus); or (g) any action NRM, a Company or any other Person is required to take pursuant to the direction of a Party acting under the authority granted to such Party hereunder; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a “Material Adverse Effect” or “Material Adverse Change” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on NRM or a Company or other Person compared to other participants in the industry or industries in Massachusetts which NRM or a Company or such other Person conducts its business.

“Material Contract” has the meaning set forth in Section 5(s).

“MBCA” has the meaning set forth in the Recitals to this Agreement.

“McMann” has the meaning set forth in the preface to this Agreement.

“McMann Business” has the meaning set forth in the Recitals to this Agreement.

“Medical License” has the meaning set forth in the Recitals to this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Closing” has the meaning set forth in Section 3(a).

“Merger Consideration” has the meaning set forth in Section 1(e).

“Merger Cash Consideration” has the meaning set forth in Section 1(e)(iii).

“Merger Note Consideration” has the meaning set forth in Section 1(e)(ii).

“Merger Stock Consideration” has the meaning set forth in Section 1(e)(i).

“Merger Sub” has the meaning set forth in the preface to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Millbury Retail License” has the meaning set forth in the Recitals to this Agreement.

“Millbury Location” means the real property located at 266 North Main Street, Millbury, MA.

“Monthly Milestone Accrual” shall have the meaning set forth in Section 1(f)(iv).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 5(j).

“Most Recent Fiscal Month End” has the meaning set forth in Section 5(j).

“Most Recent Fiscal Year End” has the meaning set forth in Section 5(j).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

[***]

“Note” has the meaning set forth in Section 1(e)(ii).

“NRM” has the meaning set forth in the preface to this Agreement.

“NRM Accepted Reconciliation Item” has the meaning set forth in Section 1(i)(iii).

“NRM Closing Indebtedness Amount” has the meaning set forth in Section 1(h)(i).

“NRM Closing Indebtedness Schedule” has the meaning set forth in Section 1(h)(i).

“NRM Closing Net Working Capital” has the meaning set forth in Section 1(i)(i).

“NRM Closing Tax Amount” has the meaning set forth in Section 1(h)(iv).

“NRM Common Stock” has the meaning set forth in the Recitals to this Agreement.

“NRM Disputed Reconciliation Item” has the meaning set forth in Section 1(i)(iii).

“NRM Estimated Closing Adjustment Amount” has the meaning set forth in Section 1(g)(ii).

“NRM Estimated Closing Net Working Capital” has the meaning set forth in Section 1(g)(i).

“NRM Negative Closing Net Working Capital Amount” has the meaning set forth in Section 1(g)(ii).

“NRM Net Working Capital” means, as of any date of determination, the sum of NRM’s Current Assets minus NRM’s Current Liabilities, without giving effect to the consummation of the Transactions, and adjusted to exclude: (a) Accounts Receivable of NRM aged beyond one hundred and twenty (120) days of the earlier of the applicable invoice issuance date and the payment due date; and (b) damaged, obsolete or otherwise unsaleable Inventory of NRM, or Inventory of NRM older than one hundred and twenty (120) days, in each case as reflected on the Audited Financial Statements.

“NRM Net Working Capital Statement” has the meaning set forth in Section 1(g)(i).

“NRM Net Working Capital Target” means US$3,409,732.

“NRM Positive Closing Net Working Capital Amount” has the meaning set forth in Section 1(g)(ii).

“NRM Reconciliation Items” has the meaning set forth in Section 1(i)(i).

“NRM Reconciliation Period” has the meaning set forth in Section 1(i)(i).

“NRM Reconciliation Statement” has the meaning set forth in Section 1(i)(i).

“NRM Resolution Period” has the meaning set forth in Section 1(i)(iv).

“NRM Review Period” has the meaning set forth in Section 1(i)(ii).

“NRM Statement of Objections” has the meaning set forth in Section 1(i)(iii).

“NRM Transaction Expenses” means all (a) the costs, fees and expenses incurred by NRM in connection with the Transaction for investment bankers, third-party consultants, legal counsel, accountants and other advisors, and (b) change in control, retention, or transaction-related bonus amounts payable to, or for the benefit of, employees, officers, contractors or directors of NRM as a consequence of the transactions contemplated by this Agreement, whenever payable, including any Taxes that become payable by NRM in connection therewith, in each of the foregoing clauses (a) and (b) to the extent unpaid as of the Closing Date.

“NRM Transaction Expense Schedule” has the meaning set forth in Section 1(h)(ii).

“Occupational Safety and Health Law” means any Applicable Law, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Cash” means all unrestricted cash and unrestricted cash equivalents, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the operation of the enterprise consistent with past custom and practice (including with respect to quantity and frequency) taking into account the growth and development of the enterprise in accordance with reasonable expectations.

“Other Current Liabilities” means all Liabilities that would be classified as current Liabilities other than Accounts Payable, Taxes, and including, without limitation, deferred revenue obligations and accrued payroll expenses, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements, but which shall not include any Liabilities solely between or among NRM and the Companies.

“Other Inventory” means all inventory of any kind or nature whatsoever, including without limitation all raw materials, biologics, ingredients, works-in-progress (including plants, yield flower and lab oil), packaging and supplies; provided, however, that “Other Inventory” does not include: (a) any of the foregoing to the extent such inventory is unusable or otherwise not maintained in a commercially reasonable manner in the Ordinary Course of Business; (b) any of the foregoing to the extent such inventory is, pursuant to Applicable Law, subject to a destruction order or indefinitely quarantined at the time of determination; or (c) any Finished Goods Inventory.

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interests in real property owned by NRM or a Company, and includes all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

“Parent” has the meaning set forth in the preface to this Agreement.

“Parent Common Stock” means the Class B Subordinate Voting Shares of Parent.

“Party” or “Parties” has the meaning set forth in the preface to this Agreement.

“Permit” means any permit, license, franchise certificate, consent, accreditation or other authorization of a Governmental Authority, including without limitation the Cannabis Licenses, the Local Agreements and all other state and local licenses necessary to lawfully operate within the State of Massachusetts and its local jurisdictions.

“Permitted Competition Requirements” has the meaning set forth in Section 8(g)(vi).

“Permitted Cultivation Activity” has the meaning set forth in Section 8(g)(vi).

“Permitted Liens” means: (a) liens or encumbrances for Taxes, assessments or other governmental charges not yet due and payable, (b) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, and (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business (except to the extent that any such lien relates to overdue payments unless such payments are being diligently contested in good faith pursuant to appropriate proceedings).

“Permitted Retail Activity” has the meaning set forth in Section 8(g)(vi).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Straddle Period” has the meaning set forth in Section 11(a)(iii).

“Pre-Closing Straddle Period” has the meaning set forth in Section 11(a)(iii).

“Pre-Closing Tax Periods” has the meaning set forth in Section 11(a)(i).

“Prepaid Expenses” means all payments made by NRM or either Company that: (a) constitute prepaid expenses determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements; (b) are not accounts between or among NRM and the Companies; and (c) provide future benefit to the business of NRM or either Company, and shall not, for purposes of the NRM Net Working Capital and the Companies Net Working Capital, exceed Three Hundred and Fifty Thousand Dollars ($350,000) in the aggregate.

“Principal Market” means the principal exchange or market on which the Parent Common Stock are listed or traded, including, without limitation, The Canadian Stock Exchange, The Toronto Stock Exchange, The Aequitas NEO Exchange, The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTCQB, the OTCQX, the OTC Pink or any other market operated by the OTC Markets Group Inc. or any successors of any of these exchanges or markets.

“Prohibited Radius” means a two thousand five hundred (2,500) foot radius from the Tyngsborough Location in all directions (measured from the geometric center of the Tyngsborough Location).

“Purchase Price” has the meaning set forth in Section 2(b).

“Real Property” means Owned Real Property and Leased Real Property.

“Releasing Parties” has the meaning set forth in Section 13(r).

“Related Party Agreement” means any agreement or understanding, whether written or oral, between NRM or a Company, on the one hand, and: (a) Seller; (b) any Representative of Seller; or (c) any Affiliate Seller or a Representative of Seller (other than NRM or either Company), on the other hand, including, without limitation, any agreement pursuant to which NRM or a Company has advanced or loaned, or received, any amount of money to or from any of the foregoing.

“Representative” means any director, officer, shareholder, manager, member, partner, principal, employee, contractor, attorney, accountant, agent or other representative of any Person.

“Restricted Period” means the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

“Restricted Territory” means [***].

“Retail Licenses” has the meaning set forth in the Recitals to this Agreement.

“Retained Holdback Shares” has the meaning set forth in Section 10(h)(viii).

“Retention Agreements” has the meaning set forth in Section 7(q)(iii).

“Second Milestone Period” shall be the period beginning on the date immediately following the one (1) year anniversary of the Closing Date and ending on the thirty (30) month anniversary of the Closing Date.

“Second Milestone Period Inside Opening Date” has the meaning set forth in Section 1(f)(vi).

“Second Milestone Period Issuance Date” has the meaning set forth in Section 1(f)(iv).

“Second Milestone Period Outside Opening Date” has the meaning set forth in Section 1(f)(v).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Laws” has the meaning set forth in Section 5(e).

“Seller” has the meaning set forth in the preface to this Agreement.

“Seller’s Brokers” has the meaning set forth in Section 5(g).

“Seller Excluded Representations” has the meaning set forth in Section 10(a)(i).

“Seller Executive” or “Seller Executives” has the meaning set forth in the preface to this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 10(a)(i).

“Seller Maximum Indemnification Liability” has the meaning set forth in Section 10(d)(ii).

“Seller Partnership Tax Returns” has the meaning set forth in Section 11(a)(i).

“Seller Retained Assets” has the meaning set forth in Section 7(p).

“Seller Transaction Expenses” means all (a) the costs, fees and expenses incurred by Seller in connection with the Transaction for investment bankers, third-party consultants, legal counsel, accountants and other advisors, and (b) change in control, retention, or transaction-related bonus amounts payable to, or for the benefit of, employees, officers, managers, contractors or directors of Seller as a consequence of the transactions contemplated by this Agreement, whenever payable, including any Taxes that become payable by Seller in connection therewith, in each of the foregoing clauses (a) and (b) to the extent unpaid as of the Closing Date.

“Signatory” or “Signatories” shall mean Buyer, Seller, NRM, each Company, Brady, Carr and Lundberg.

“Straddle Period” has the meaning set forth in Section 11(a)(iii).

“Surviving Company” has the meaning set forth in the Recitals to this Agreement.

“Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by NRM or a Company and over which it has any control.

“Tangible Personal Property” means all tangible personal property (other than Inventory) in which NRM or a Company, as applicable has any interest, including vehicles, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax and ERISA Representations” has the meaning set forth in Section 10(a)(i).

“Tax Matter” has the meaning set forth in Section 11(a)(vii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Sheet” has the meaning set forth in Section 7(e).

“Third-Party Claim” has the meaning set forth in Section 10(e).

“Threshold” has the meaning set forth in Section 10(d)(i).

“Trading Day” means any day on which a Principal Market is open for trading.

“Transactions” has the meaning set forth in the Recitals to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8(f).

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Tyngsborough Competitor” means any Person other than Buyer and its Affiliates (including NRM and the Companies).

“Tyngsborough Location” means [***].

“Tyngsborough Retail License” has the meaning set forth in the Recitals to this Agreement.

“Unresolved Claims” has the meaning set forth in Section 10(h)(viii).

“Valiant” has the meaning set forth in the preface to this Agreement.

“Valiant Business” has the meaning set forth in the Recitals to this Agreement.

“VWAP” means for any security as of any date, the dollar volume-weighted average price (in U.S. Dollars) for such security on the Principal Market (or, if a Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value determined by Parent in its commercially reasonable discretion. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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“Works” has the meaning set forth in Section 5(p)(vi).

[Signature Page Follows]

IN WITNESS WHEREOF, the Signatories hereto have executed this Agreement as of the Effective Date.

MERGER SUB:		SELLER:

Jushi MA, Inc.		Sammartino Investments, LLC

By:	/s/ Jon Barack	By:	/s/ Robert Carr
Name:	Jon Barack	Name:	Robert Carr
Title:	President	Title:	Manager

NRM:		MCMANN:

Nature’s Remedy of Massachusetts, Inc.		McMann, LLC

By:	/s/ Robert Carr	By:	/s/ Robert Carr
Name:	Robert Carr	Name:	Robert Carr
Title:	President	Title:	Manager

VALIANT:		BRADY:

Valiant Enterprises, LLC
/s/ John Brady
John Brady, solely with respect to
By:	/s/ Robert Carr	Sections 6, 8(e), 8(g), 13 and 14
Name:	Robert Carr
Title:	Manager

CARR:		LUNDBERG:

/s/ Robert Carr		/s/ Justin Lundberg
Robert Carr, solely with respect to Sections 6, 8(e), 8(g), 13 and 14		Justin Lundberg, solely with respect to Sections 6, 8(e), 8(g), 13 and 14

BUYER:		PARENT:
Jushi, Inc.		Jushi Holdings, Inc.

By:	/s/ Jon Barack	By:	/s/ Jon Barack
Name:	Jon Barack	Name:	Jon Barack
Title:	Co-President	Title:	Co-President
Solely with respect to Sections 1(e), 1(f), 3(b), 4, 13 and 14

FORM OF [____] NET WORKING CAPITAL STATEMENT

Net Working Capital Calculation	[Closing Date]

Current Assets

Cash	$	[ ]

Accounts Receivable	$	[ ]

Inventory	$	[ ]

Prepaid Expenses	$	[ ]

Total Current Assets	$	[ ]

Current Liabilities

Accounts Payable	$	[ ]

Other Current Liabilities	$	[ ]

Total Current Liabilities	$	[ ]

Net Working Capital	$	[ ]